Exhibit 2.1

SHARE PURCHASE AGREEMENT

Dated as of June 28, 2007

by and among

ICF INTERNATIONAL, INC.

ICF CONSULTING GROUP, INC.

VERL B. ZANDERS,

JOHN C. SMITH,

PAUL H. TARDIF

AND

Z-TECH CORPORATION

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	3.12.1	Filing of Returns	10

	3.12.2	Payment of Taxes	11

	3.12.3	Withholding	11

	3.12.4	Assessments	11

	3.12.5	Access to Returns	12

	3.12.6	Miscellaneous Items	12

	3.12.7	No Tax Sharing Agreement	12

	3.12.8	Certain Income Items and Deductions	12

	3.12.9	Certain Stock Distributions	12

	3.12.10	Affiliated Group	13

	3.12.11	Code Section 382 Ownership Change	13

	3.12.12	Unclaimed Property	13

	3.12.13	“S Corporation.”	13

	3.12.14	No Acquisitions	13

3.13	Employee Benefit Plans		13

	3.13.1	List of Plans	13

	3.13.2	ERISA	14

	3.13.3	Plan Determinations	14

	3.13.4	Funding	14

	3.13.5	Certain Other Matters	15

	3.13.6	Welfare Plans	15

3.14	Employment-Related Matters		16

	3.14.1	Labor Relations	16

	3.14.2	Employee List	16

3.15	Environmental		16

	3.15.1	Environmental Laws	16

	3.15.2	Environmental Claims	17

	3.15.3	No Basis for Claims	17

	3.15.4	Disclosure of Information	17

	3.15.5	Encumbrances	17

	3.15.6	Transportation of Materials of Environmental Concern	17

3.16	No Broker’s or Finder’s Fees		18

3.17	Assets Other Than Real Property		18

	3.17.1	Title	18

	3.17.2	Closing Date Assets	18

	3.17.3	Condition	19

3.18	Real Property		19

	3.18.1	Company Real Property	19

	3.18.2	Company Leases	19

	3.18.3	Condition	19

3.19	Contracts, Agreements and Commitments		19

	3.19.1	Company Contracts	19

	3.19.2	Validity	21

	3.19.3	Consents	21

3.20	Intellectual Property		22

	3.20.1	Right to Intellectual Property	22

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	3.20.2	No Conflict	22

	3.20.3	Employee Agreements	24

3.21	Insurance Contracts		24

3.22	Banking Relationships		24

3.23	No Contingent Liabilities		24

3.24	Absence of Certain Relationships		24

3.25	Foreign Corrupt Practices		24

3.26	Government Contracts		25

	3.26.1	Generally	25

	3.26.2	Bids and Awards	25

	3.26.3	Compliance with Law and Regulation and Contractual Terms; Inspection and Certification	25

	3.26.4	Disputes, Claims and Litigation	26

	3.26.5	Sanctions	27

	3.26.6	Terminations	27

	3.26.7	Within the Scope	27

	3.26.8	Assignments	28

	3.26.9	Property	28

	3.26.10	Audits	28

	3.26.11	National Security Obligations	28

	3.26.12	Facility Security Clearances	28

	3.26.13	Credentials	28

	3.26.14	Export Compliance	28

	3.26.15	No Contingent Fees	28

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		29

4.1	Corporate Status of Buyer		29

4.2	Authority for Agreement; Noncontravention		29

	4.2.1	Authority of Buyer	29

	4.2.2	No Conflict	29

4.3	Compliance with Applicable Laws		30

4.4	Financing		30

4.5	Acquisition of Shares for Investment		30

4.6	No Broker’s or Finder’s Fees		30

4.7	Litigation		30

ARTICLE 5	CONDUCT PRIOR TO THE CLOSING DATE		30

5.1	Conduct of Company’s Business		30

5.2	Termination of the Company’s 401(k) Plan		32

5.3	Guarantees		33

ARTICLE 6	ADDITIONAL AGREEMENTS		33

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6.1	Exclusivity		33

6.2	Expenses		33

6.3	Indemnification		33

	6.3.1	Indemnification of Buyer Indemnified Parties	33

	6.3.2	Indemnification of Seller Indemnified Parties	34

	6.3.3	Claims for Indemnification	34

	6.3.4	Defense by Indemnifying Party	34

	6.3.5	Limitation on Liability for Indemnification	36

	6.3.5.1	Buyer Indemnity Deductible	36

	6.3.5.2	Certain Caps on Indemnification Liability	36

	6.3.6	Claims Period and Initial Purchase Price Escrow	36

	6.3.7	Subrogation	37

	6.3.8	Exclusive Remedies	37

	6.3.9	Right of Offset	37

	6.3.10	Calculation of Losses	37

	6.3.11	Treatment of Indemnity Payments Between the Parties	37

6.4	Access and Information		37

6.5	Public Disclosure and Confidentiality		38

6.6	Further Assurances		38

	6.6.1	Generally	38

	6.6.2	Consents	38

6.7	Tax Matters		39

	6.7.1	Tax Returns	39

	6.7.2	Straddle Period	39

	6.7.3	Cooperation on Tax Matters	39

	6.7.4	Certain Taxes	40

	6.7.5	Certain Withholding Taxes	40

6.8	Release		40

6.9	Regulatory Filings		40

6.10	Exchange Information		40

6.11	Notification		41

6.12	Sellers Representative		41

	6.12.1	Appointment	41

	6.12.2	Authority	41

6.13		Certain Post-Closing Covenants	42

	6.13.1	Confidentiality	42

	6.13.2	Injunctive Relief For Breach	42

6.14	Seller’s Right of Review		43

6.15	Employment Acceptance Condition		43

ARTICLE 7	CONDITIONS PRECEDENT		43

7.1	Conditions Precedent to the Obligations of Each Party		43

	7.1.1	No Illegality	43

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	7.1.2	Government Consents	43

	7.1.3	No Injunction	43

	7.1.4	Escrow Agreement	44

7.2	Conditions Precedent to Buyer’s and Parent’s Obligation to Consummate the Closing		44

	7.2.1	Representations and Warranties	44

	7.2.2	Agreements and Covenants	44

	7.2.3	Closing Documents	44

	7.2.4	Consents	44

	7.2.5	Non-Compete Agreements	44

	7.2.6	Acceptance of Employment	45

	7.2.7	Material Adverse Effect	45

	7.2.8	Updated Employee List	45

	7.2.9	Non-Foreign Affidavit	45

	7.2.10	Delivery of Estimated Closing Balance Sheet and Estimated Closing Working Capital	45

	7.2.11	Delivery of Shares	45

7.3	Conditions to Obligations 1 of the Company and Sellers to Consummate the Closing		45

	7.3.1	Representations and Warranties	45

	7.3.2	Agreements and Covenants	45

	7.3.3	Closing Documents	46

	7.3.4	Material Adverse Effect	46

	7.3.5	Payment of Purchase Price	46

ARTICLE 8	Survival Of Representations and covenants		46

8.1	The Company’s and Sellers’ Representations and Covenants		46

8.2	Buyer’s Representations and Covenants		46

ARTICLE 9	Other provisions		47

9.1	Termination		47

	9.1.1	Termination Events	47

	9.1.2	Effect of Termination	47

9.2	Notices		48

9.3	Entire Agreement		49

9.4	Assignability		49

9.5	Validity		50

9.6	Specific Performance		50

9.7	Joint and Several Liability		50

9.8	U.S. Currency		50

9.9	Governing Law		50

9.10	Counterparts		50

9.11	Waiver		50

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SCHEDULES [To Be Updated]

1	Certain Matters of Construction and Definitions
	1.1	Construction of this Agreement and Certain Terms and Phrases
	1.2	Cross References
	1.3	Certain Defined Terms
	1.3-A	Non GAAP Adjustments in Determining Closing Working Capital and Certain Related Matters
	1.3-B	Covered Claims
[GT will provide an electronic insert listing the Article III Schedules]

EXHIBITS

A	Form of Escrow Agreement
B	Form of Non-Compete Agreement with Verl B. Zanders
C	Form of Non-Compete Agreement with John C. Smith
D	Form of Non-Compete Agreement with Paul H. Tardif

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SHARE PURCHASE AGREEMENT

Share Purchase Agreement, dated as of June 28, 2007 (“Agreement”), by and among ICF International, Inc., a Delaware corporation (“Parent”), ICF Consulting Group, Inc., a Delaware corporation wholly owned by Parent (“Buyer”), Verl B. Zanders (“VZ”), John C. Smith (“JS”), Paul H. Tardif (“PT”), (VZ, JS and PT each a “Seller” and collectively, “Sellers”), Z-TECH Corporation, a Maryland corporation (the “Company”), and JS as Sellers Representative.

RECITALS

R.1 The Company is engaged primarily in the business of providing “health” information technology, software engineering system integration, scientific computer modeling and stimulation, bioformatics and genomics, site development, public health research and policy support, and grant management system services primarily for the United States Government.

R.2 Sellers own all of the Company’s outstanding capital stock. Each of VZ, JS and PT owns 3,000 shares (or one third) of the Company’s outstanding common stock, without par value (collectively, the “Shares”).

R.3 Buyer desires to purchase all of the Shares from Sellers and Sellers desire to sell the Shares to Buyer.

R.4 Sellers and the respective boards of directors of Parent, Buyer and the Company have determined it is advisable to consummate, in connection with the above referenced purchase and sale of Shares, to consummate certain other transactions (collectively with such sale and purchase of the Shares, the “Transactions”), all on the terms and conditions set forth herein.

R.5 The Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS

Certain matters of construction of this Agreement and the definition of capitalized terms used herein but not otherwise defined in Articles 1 through 9 are set forth in Schedule 1.

ARTICLE 2

THE PURCHASE AND SALE OF THE SHARES

2.1 Purchase of the Shares. Upon the terms and subject to the conditions set forth herein, at the closing of the Transactions (the “Closing”), Buyer shall purchase and acquire from each Seller, and each Seller shall sell and transfer to Buyer all of such Seller’s Shares for the consideration specified in Section 2.2, in each case, free and clear of any and all Encumbrances.

2.2 Purchase Price.

2.2.1 General. On the terms and subject to the conditions set forth herein, as full consideration for the Shares, Buyer shall pay an aggregate maximum purchase price of $35,000,000, subject to adjustment pursuant to Sections 2.2.2(b) and 2.2.4, consisting of:

(a) $27,000,000 (the “Initial Purchase Price”); and

(b) the amounts, up to an aggregate maximum of $8,000,000, payable, if any, pursuant to Section 2.2.2(b) (collectively, the “Earnout Payments”) (the Initial Purchase Price, subject to adjustments pursuant to Section 2.2.4, plus any Earnout Payments paid or payable hereunder are collectively referred to as the “Purchase Price”).

2.2.2 Payment of Purchase Price. Buyer shall pay the Purchase Price as follows:

(a) At the Closing, Buyer shall pay the Initial Purchase Price, by wire transfers, as follows:

(i) an amount equal to (i) $20,950,000 (ii) plus the amount if any, by which the Estimated Closing Working Capital (as defined below) exceeds $2,800,000 or, as the case may be, less the amount by which $2,800,000 exceeds the Estimated Closing Working Capital, to Sellers based on their Percentage Ownership;

(ii) $2,700,000 to the Escrow Agent to hold and disburse pursuant to Section 6.3 and the Escrow Agreement (“Initial Purchase Price Escrow”);

(iii) $1,350,000 to the Escrow Agent to hold and disburse pursuant to Section 2.2.4.5 and the Escrow Agreement (“Working Capital Escrow”); and

(iv) $2,000,000 to the Escrow Agent to hold and disburse pursuant to Section 2.2.2(b) and the Escrow Agreement ( “Employment Acceptance Escrow”).

(b) If the Employment Acceptance Condition is satisfied before 5:00 p.m., local time, on the 15th Business Day after the Closing Date, Buyer shall, within five Days after the date on which the Employment Acceptance Condition was satisfied, instruct the Escrow Agent to release and disburse the Employment Acceptance Escrow to Sellers based on their Percentage Ownership. If the Employment Acceptance Condition has not been satisfied as of 5:00 p.m., local time, on the 15th Business Day after the Closing Date, Sellers Representative shall, before the 18th Business Day after the Closing Date, instruct the Escrow Agent to release and disburse the Employment Acceptance Escrow to Buyer, and the Purchase Price shall be deemed for all purposes hereunder to have been reduced by $2,000,000.

(c) Depending on the Company’s “Gross Profit”, as defined below, Buyer shall pay to Sellers, based on their Percentage Ownership, Earnout Payments of up to $8,000,000. If the Company’s Gross Profit for the period from October 1, 2007 through September 30, 2008 (the “Earn-Out Period”) is equal to or greater than $17,764,902 (the “Target Gross Profit”), then Buyer shall pay to Sellers, based on their Percentage Ownership, $8,000,000 (the “Full Earn-Out Amount”). If the Company’s Gross Profit for the Earn-Out Period is less than the Target Gross Profit, but exceeds $9,494,643 (the “Threshold Gross Profit”), Buyer shall pay to Sellers, based on their Percentage Ownership, an amount equal to the product of the Full Earn-Out Amount multiplied by a fraction, the numerator of which is an amount equal to the actual Gross Profit less the Threshold Gross Profit and the denominator of which is the Target Gross Profit less the Threshold Gross Profit. If the actual Gross Profit for the Earn-Out Period is less than the Threshold Gross Profit, no Earnout Payments shall be made. The Company’s “Gross Profit” means the difference between the Company’s gross revenue and the Company’s direct costs (including direct labor, direct consultant, direct subcontract, and other direct costs, but excluding any corporate overhead allocations and any fringe benefit costs). Buyer shall record the Company’s gross revenue and costs during the Earn-Out Period so as to permit the calculation of the Company’s Gross Profit. Prior to the use by a business unit of Buyer or any of its Affiliates (excluding the Company) (each a “Business Unit”) of any employee of the Company during the Earn-Out Period on projects where the revenue therefrom would not otherwise be included in the Company’s gross revenue, the lead manager of such Business Unit and Sellers Representative or his designee shall negotiate in good faith and agree as to the portion of revenue generated by the utilization of such Company employee(s) (less applicable direct costs) on such Business Unit’s project that would be attributed to the Company. Prior to the material and active participation of one or more employees of the Company during the Earn-Out Period in a bid, proposal, or other business development activity of a Business Unit, the lead manager of such Business Unit and Sellers Representative or his designee shall negotiate in good faith and agree as to the expected amount of labor hours of the Company’s employees to be utilized on the resulting project(s), and as to the portion of revenue generated by such utilization of employee(s) of the Company (less applicable direct costs) on the resulting project(s) that would be attributed to the Company. If there is a dispute regarding the portion of revenue that would be attributed to the Company that cannot be resolved between Sellers Representative or his designee and the lead manager of such Business Unit, then the Buyer’s Chief Operating Officer will make the final determination. Buyer agrees that any such revenue during the Earn-Out Period agreed to be allocated to the Company pursuant to this section shall be included in the Company’s gross revenue for purposes of determining the Company’s Gross Profit.

(d) Within 30 days after the date on which the Parent files a Form 10-Q for the quarter ending on or about September 30, 2008 with the U.S. Securities and Exchange Commission, the amounts, if any, due Sellers for the Earnout Payments shall be computed by Buyer and such computation, together with reasonably detailed support, shall be provided to the Sellers Representative. If within 30 days after delivery of such computation and support, Sellers Representative has not given Buyer notice of his objection to the computation (which notice must contain a statement in reasonable detail of the basis of any such objection), then such computation shall be final. If the Sellers Representative gives notice of an objection (the “Seller Objection”), the Parties shall use their respective best efforts to resolve any dispute by negotiation. If such dispute cannot be settled by negotiation within 30 days after Buyer’s receipt of the Seller Objection, the dispute shall be resolved in accordance with the dispute resolution process set forth in Section 2.2.4.3. Earnout Payments, if any, shall be made within five Business Days after the finalization of the computation referred to in this Section 2.2.2.

2.2.3 Estimated Closing Statements. At least three Business Days prior to the Closing Date, the Company shall provide to Buyer in reasonable detail an estimated Closing Balance Sheet (the “Estimated Closing Balance Sheet”) and an estimate of the Closing Working Capital (the “Estimated Closing Working Capital”).

2.2.4 Adjustment to Purchase Price.

2.2.4.1 Working Capital. Within 90 days after the Closing Date, Buyer shall prepare or cause to be prepared and shall deliver to Sellers Representative in reasonable detail the Closing Balance Sheet and statement of Closing Working Capital (collectively the “Closing Statements”).

2.2.4.2 Review of Closing Statements. Sellers Representative, upon receipt of the Closing Statements, shall (a) review the Closing Statements and (b) to the extent Seller Representative may deem necessary, make reasonable inquiry of Buyer and its accountants (if any are used ) in respect of the preparation of the Closing Statements. Sellers Representative and its advisors shall have access upon prior notice and during normal business hours to review the books, papers and records of the Company and its accountants (if any are used), relating to the preparation of the Closing Statements in connection with such inquiry. The Closing Statements shall be final, binding and conclusive upon, and deemed accepted by, Sellers unless Sellers Representative shall have notified Buyer in reasonable detail of any Seller objections thereto within 30 days after receipt of the Closing Statements (the “Seller Objection”).

2.2.4.3 Disputes. In the event of a Seller Objection, Buyer shall have 20 days to review and respond to the Seller Objection, and Buyer and Sellers Representative shall attempt to resolve the differences underlying the Seller Objection within 20 days following completion of Buyer’s review of the Seller Objection. Disputes between Buyer and Sellers Representative that are not resolved by them within such 20-day period shall be referred no later than such 20th day for decision to an independent accounting firm of national reputation mutually acceptable to Buyer and Sellers Representative (the “Arbiter”) who shall act as arbitrator and determine, based solely on presentations by Sellers Representative and Buyer and only with respect to the remaining differences so submitted. If Buyer and Sellers Representative cannot agree upon the selection of the Arbiter within five Business Days, Beers & Cutler PLLC shall serve as the Arbiter hereunder. The Arbiter shall deliver its written determination as to whether and to what extent, if any, the Closing Statements require adjustment to Buyer and Sellers Representative no later than the 30th day after the remaining differences underlying the Seller Objection are referred to the Arbiter, or such longer period of time as the Arbiter determines is necessary. The Arbiter’s determination pursuant to this Section 2.2.4 shall be final, conclusive and binding upon the Parties. The fees and expenses of the Arbiter will be borne by Buyer on one hand and Sellers, jointly and severally, on the other hand in proportion to the allocation by the Arbiter of the dollar amount of the disputed portion of the Working Capital Adjustment (as defined below), such that the prevailing Party (or Parties) pays a lesser proportion of such fees and expenses. Buyer and Sellers Representative shall make readily available to the Arbiter all relevant information, books and records and any work papers relating to the Closing Statements and all other items reasonably requested by the Arbiter. In no event may the Arbiter’s resolution of any difference be for an amount which is outside the range of Buyer’s and Sellers Representative’s disagreement.

2.2.4.4 Final Closing Statements. Each of the Closing Statements shall become final, conclusive and binding upon the Parties upon the earliest of (a) Sellers Representative’s failure to provide Buyer with a Seller Objection within the period permitted under Section 2.2.4.2, (b) the agreement between Buyer and Sellers Representative with respect thereto, and (c) the decision by the Arbiter with respect to any disputes under Section 2.2.4.3. The Closing Statements (i) as submitted to Sellers Representative with its failure to object thereto within the period permitted under Section 2.2.4.2, (ii) as adjusted pursuant to the agreement of Sellers Representative and Buyer or (iii) the decision of the Arbiter, shall constitute the final, conclusive and binding Closing Statements referred to herein as the “Final Closing Statements.”

2.2.4.5 Working Capital Adjustment.

(a) The Purchase Price shall be adjusted as follows (any such adjustment, the “Working Capital Adjustment”):

(i) If the Final Closing Statements reflect Closing Working Capital (“Final Closing Working Capital”) less than the Estimated Closing Working Capital, the Initial Purchase Price shall be decreased by the amount the Final Closing Working Capital is less than the Estimated Closing Working Capital (“Working Capital Decrease”); and

(ii) If the Final Closing Working Capital is more than the Estimated Closing Working Capital, the Initial Purchase Price shall be increased by the amount the Final Closing Working Capital is more than the Estimated Working Capital (“Working Capital Increase”).

(b) Any Working Capital Adjustment shall be effected as follows:

(i) If the Working Capital Adjustment results in a Working Capital Decrease of not more than $1,350,000, within five Business Days after the date of the Final Closing Statements, (x) Sellers Representative shall cause the Escrow Agent to release and disburse to Buyer an amount equal to the Working Capital Decrease from the Working Capital Escrow, and (y) the balance, if any, of the Working Capital Escrow shall be released and disbursed to Sellers based on their Percentage Ownership;

(ii) If the Working Capital Adjustment results in a Working Capital Decrease in excess of $1,350,000, within five Business Days after the date of the Final Closing Statements, (x) Sellers Representative shall cause the Escrow Agent to release and disburse to Buyer the entire Working Capital Escrow, and (y) Sellers, jointly and severally, shall pay to Buyer an amount equal to the amount by which the Working Capital Decrease exceeded $1,350,000; and

(iii) If the Working Capital Adjustment results in a Working Capital Increase, within five Business Days after the date of the Final Closing Statement, Buyer shall (x) pay to Sellers based on their Percentage Ownership an amount equal to the Working Capital Increase and (y) cause the Escrow Agent to release and disburse to Sellers based on their Percentage Ownership, the entire Working Capital Escrow.

(c) If the Final Closing Statements do not reflect any Working Capital Adjustment, within five Business Days after the date of the Final Closing Statements, the entire Working Capital Escrow shall be released and disbursed to Sellers based on their Percentage Ownership.

2.3 Interest on Escrows. The one or more portions of the Initial Purchase Price Escrow, Working Capital Escrow and Employment Acceptance Escrow released and disbursed under this Agreement and the Escrow Agreement shall include a proportionate amount of any interest, dividends, and other income and capital gains recovered thereon or therefrom through the day before the date of such release and disbursement.

2.4 Certain Acknowledgments. Nothing herein obligates Buyer or the Company after the Closing to conduct its business in a manner to maximize the possibility that the Earnout Payments will be earned hereunder and nothing herein creates a fiduciary duty on the part of Buyer or the Company to Sellers in respect of the Earnout Payments. Without limiting the effect of the immediately preceding sentence or of any of Buyer’s rights hereunder, the Company will, if the Closing occurs, exercise reasonable commercial efforts to realize the Target Gross Profit.

2.5 Non-Compete Agreements. Concurrently with the execution and delivery of this Agreement, Buyer is entering into non-compete, non-solicitation and non-disturbance agreements dated as of the date hereof with each of VZ, JS and PT substantially in the forms of Exhibit B, C and D, respectively (the “Non-Compete Agreements”).

2.6 The Closing. Subject to the satisfaction (or waiver) of all of the conditions precedent to the obligations of the Parties to consummate the Closing set forth in Article 7 (the “Closing Conditions”), the Closing shall take place at Buyer’s offices, located at 9300 Lee Highway, Fairfax, VA 22031, commencing at 10 a.m. local time (a) on June 28, 2007, or (b) if the

Closing Conditions have not been satisfied in full (or waived) by such date, on such other date that is the first Business Day after the date on which all of the Closing Conditions (other than such conditions to be satisfied on the Closing Date) are satisfied (or waived) or (c) on such other date as the Parties may agree after the satisfaction (or waiver) of all the Closing Conditions (“Closing Date”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

The Company and each Seller, jointly and severally, represent and warrant to Buyer as follows:

3.1 Corporate Status of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by the Company or the nature of the business transacted by the Company makes qualification, respectively, necessary, except where failure to be so qualified would not have a Company Material Adverse Effect. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1.

3.2 Capital Stock of the Company.

3.2.1 Authorized Stock and Ownership. The authorized capital stock of the Company consists of 9,000 shares of common stock, without par value (the “Common Stock”), of which 9,000 shares are issued and outstanding. All of the outstanding Common Stock has been duly authorized and validly issued, was not issued in violation of any Person’s preemptive rights, and is fully paid and nonassessable. Each of VZ, JS and PT owns of record and beneficially 3,000 Shares. Upon consummation of the Closing, Buyer will own all of the Company’s outstanding capital stock, free and clear of any and all Encumbrances. Each Seller will, as of the Closing Date, have been a resident of the State of Maryland at all times during the period from December 31, 2005 through and including the Closing Date.

3.2.2 Options and Convertible Securities of the Company. Except as set forth on Schedule 3.2.2:

(a) there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise transfer any of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any Common Stock or other capital stock of the Company;

(b) since December 31, 2004, the Company has not issued, sold, or otherwise transferred any of its capital stock; and

(c) there are no voting trusts or other agreements or understandings to which the Company or either Seller is a party with respect to the voting of Common Stock, and the Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding Common Stock or other equity securities of the Company.

3.3 Subsidiaries and Equity Ownership. The Company does not have any Subsidiaries and, except as set forth on Schedule 3.3, the Company does not otherwise own or have a contractual right or obligation to acquire any capital stock or other securities or equity of any Person.

3.4 Authority for Agreement; Noncontravention.

3.4.1 Authority. The Company has the corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to the extent of its obligations hereunder. Each of Sellers has full power and authority to enter into and deliver this Agreement, to perform his obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Sellers and the Company and their consummation of the Transactions, to the extent of their obligations hereunder, has been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions, to the extent of their obligations hereunder. This Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by the Company and Sellers have been, or with respect to such other agreements, will be duly executed and delivered by the Company and Sellers and constitute valid and binding obligations of the Company and Sellers enforceable against the Company and Sellers in accordance with their terms.

3.4.2 No Conflict. Except as set forth on Schedule 3.4.2, neither the execution and delivery of this Agreement or the other agreements contemplated hereby to be signed by the Company and Sellers, nor the performance by the Company and Sellers of their respective obligations hereunder or thereunder, nor the consummation by the Company and Sellers of the Transactions, to the extent of their respective obligations hereunder or thereunder, will (a) in respect of the Company, conflict with or result in a violation of any provision of its articles of incorporation or by-laws (collectively, “Organizational Documents”), (b) except as set forth on Schedule 3.4.2, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which the Company is a party or by which it or any of its assets or properties is bound or which is applicable to it or any of its assets or properties. No Governmental Authorization is necessary for the execution and delivery of this Agreement or any or the other agreements contemplated hereby to be signed by the Company or any Sellers and, except as set forth on Schedule 3.4.2, for the consummation of the Transactions by the Company and Sellers.

3.5 Financial Statements. Schedule 3.5 sets forth the balance sheets of the Company as of December 31, 2006 (the “Audited Balance Sheet”) and 2005, statements of income, retained earnings and cash flow of the Company for the fiscal years ended December 31, 2006 and 2005, as audited by Argy, Wiltse & Robinson, P.C., certified public accountants, and the unaudited balance sheet of the Company as of April 30, 2007 (the “Balance Sheet Date”) and the unaudited statements of income, retained earnings and cash flow of the Company for the four months ended April 30, 2007, and such balance sheets and statements of income, retained earnings and cash flow are accurate and complete. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Company Financial Statements,” and the Company’s balance sheet as of April 30, 2007 is referred to herein as the “Company Balance Sheet.” Each of the balance sheets included in the Company Financial Statements (including any related notes) fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Company Financial Statements (including any related notes) fairly present, in all material respects, the statements of income, retained earnings and cash flow, as the case may be, of the Company for the periods therein set forth, in each case in accordance with GAAP subject, in the case of the Company’s unaudited balance sheet as of April 30, 2007, to normal year-end audit adjustments (all except as otherwise stated therein).

3.6 Absence of Material Adverse Changes. Since the Balance Sheet Date, the Company has not suffered any Company Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Schedule 3.6, since the Balance Sheet Date, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by the Company of, any Common Stock or other capital stock of the Company, or any commitment relating to any of the foregoing.

3.7 Absence of Certain Liabilities. The Company has no liabilities or obligations, fixed, accrued, contingent or otherwise (collectively, “Liabilities”), that are material and not fully reflected or provided for on, or disclosed in the notes to, the Company Balance Sheet, except (a) executory obligations to provide services or products under Company Contracts entered into by the Company in the ordinary course of its business that are not in respect of any breach, violation or default by the Company thereunder, (b) Liabilities incurred in the ordinary course of business since the Company Balance Sheet Date, none of which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect, and (c) Liabilities expressly disclosed in Schedule 3.7. As of the Closing, the Company will have no Liability for borrowed money.

3.8 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects. The actions reflected in the Company’s minute books are accurate and complete records of the meetings reported in such minute books and, except where the failure to do so will not have a Company Material Adverse Effect, no meeting of any Company stockholders, the Company’s board of directors (the “Company Board”) or committee of the Company Board has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the Company’s possession.

3.9 Accounts Receivable. All accounts receivable of the Company that are reflected on the Company Balance Sheet, the Closing Balance Sheet or on the Company’s accounting records as of the Closing Date (collectively, the “Accounts Receivable”) represented or represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable as shown on the Closing Balance Sheet are, or will be as of the Closing Date, collectible in full subject to any reserves therefor as set forth on the Closing Balance Sheet. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Company Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.9 contains a complete and accurate list of all Accounts Receivable as of April 30, 2007, including a list of the Accounts Receivable that are billed, a list of the Accounts Receivable that are unbilled and information regarding the aging of such Accounts Receivable.

3.10 Compliance with Applicable Laws, Organizational Documents. The Company has all requisite licenses, permits and certificates from all Governmental Entities (collectively, “Permits”) necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated, except for any Permits the absence of which, in the aggregate, do not and could not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions. All of the Company’s Permits are in full force and effect. The Company is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Company’s Knowledge and Sellers’ Knowledge, threatened, which may result in revocation, cancellation, suspension, or any material adverse modification of any of such Permits. The Company’s business has not been since December 31, 2000, and is not currently being conducted in violation, in any material respect, of any Applicable Laws, Permits or other authorizations of any Governmental Entity. The Company is not in default or violation of any provision of its Organizational Documents.

3.11 Litigation and Audits. Except for any claim, action, suit or proceeding set forth on Schedule 3.11, (a) there is no investigation by any Governmental Entity with respect to the Company pending or, to the Company’s Knowledge and Sellers’ Knowledge, threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the Company’s Knowledge and Sellers’ Knowledge, threatened against or involving the Company, or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company.

3.12 Tax Matters.

3.12.1 Filing of Returns. The Company has prepared and filed on a timely basis with all appropriate Governmental Entities all returns in respect of Taxes that the Company is required to file on or prior to the Closing, and all such returns are correct and complete in all material respects. No claim has been made by any Governmental Entity in a jurisdiction (domestic or foreign) where the Company does not file returns in respect of Taxes that the Company is or may be subject to taxation in such jurisdiction. The Company has not participated within the meaning of Treasury Regulation Section 1.6011-4(c), in (a) any “reportable transaction” within the meaning of Code Section 6011 and the Treasury Regulations thereunder, (b) any “confidential corporate tax shelter” within the meaning of Code Section 6111 as and to the extent applicable until amended by the American Jobs Creation Act of 2004 and the Treasury Regulations thereunder, or (c) any “potentially abusive tax shelter” within the meaning of Code Section 6112 as and to the extent applicable until amended by the American Jobs Creation Act of 2004 and the Treasury Regulations thereunder.

3.12.2 Payment of Taxes. The Company has paid in full all Taxes due on or before the Closing (whether or not shown on any Tax return) and, in the case of Taxes accruing for the period ending on or before the Closing that are not due on or before the Closing, the Company has made adequate provision (not including any provision for deferred Taxes established to reflect timing differences between book and Tax income) in the Company’s books and records and on the face of its financial statements (rather than in any notes thereto) for such payment. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. Since December 31, 2000 the Company has not incurred any Liability for Taxes arising from extraordinary gain or loss as that term is used in GAAP, outside the ordinary course of its business. There is no material dispute or claim concerning any Tax Liability of the Company claimed or raised by any Governmental Entity in writing or, to the Company’s Knowledge or Sellers’ Knowledge, orally.

3.12.3 Withholding. The Company has withheld from each payment made or owing, and with respect to any distributive share of the Company’s income allocable, to any of its current or former employees, officers, directors, independent contractors, creditors, Sellers, or other third party all amounts required by Applicable Laws to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. All Forms W-2 and 1099 required to be filed by or on behalf of the Company have been properly completed and timely filed. The Company has timely paid all amounts required by Applicable Laws to be paid by the Company to any Governmental Entity in respect of taxation of any Seller on his distributive share of the Company’s income. Except as set forth in Schedule 3.12.3, no portion of the Purchase Price is subject to the Tax withholding provision of Section 3406 or Subchapter A of chapter 3 of the Code or of any other Tax law.

3.12.4 Assessments. There are no assessments of the Company with respect to Taxes that have been issued and are outstanding. Since December 31, 2000, no Governmental Entity has examined or audited the Company in respect of Taxes. Except as set forth on Schedule 3.12.4, since December 31, 2000, the Company has received no indication in writing from any Governmental Entity (a) indicating an interest to open an audit or review in respect of Taxes, (b) requesting information relating to Tax matters, or (c) noticing a deficiency or proposed adjustment for any amount of Taxes proposed, asserted or addressed. The Company has not executed or filed any agreement extending the period of assessment or collection of any Taxes.

3.12.5 Access to Returns. Buyer has been provided with a copy of or access to all federal, state, local and foreign Tax returns filed by the Company since January 1, 2000. Buyer has been provided with a copy of or access to all assessments, extensions and waivers resulting from any audits of the Company by a Governmental Entity in respect of Taxes, and all such assessments and related penalties and interest have been paid in full, except for immaterial amounts being contested in good faith by the Company.

3.12.6 Miscellaneous Items. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result (determined regardless of whether or not the Company is or has been otherwise subject to the Code Sections 280G or 162(m)), separately or in the aggregate, in the payment of (a) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law) and (b) any amount that will not be fully deductible as a result of Code Section 162 (m) (or any corresponding provisions of state, local or foreign Tax law). The Company is not and has not been a member of an affiliated group filing a consolidated federal income Tax return. The Company has no Liability for the Taxes of any Person other than itself under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

3.12.7 No Tax Sharing Agreement. The Company is not and never has been a party to or otherwise bound by any tax sharing agreement or similar agreement.

3.12.8 Certain Income Items and Deductions. Except as set forth on Schedule 3.12.8, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(a) change in method of accounting for a taxable period ending prior to the Closing Date;

(b) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(c) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(d) installment sale or open transaction disposition made on or prior to the Closing Date; or

(e) prepaid amount received on or prior to the Closing Date.

3.12.9 Certain Stock Distributions. The Company has not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

3.12.10 Affiliated Group. The Company has never been a member of an Affiliated Group. The Company has no Liability for the Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor by Contract or pursuant to any Applicable Laws, which Taxes relate to an event or transaction that occurred prior to the Closing Date.

3.12.11 Code Section 382 Ownership Change. Except as set forth on Schedule 3.12.11, the Company has not undergone a Code Section 382 ownership change since June 1, 2004.

3.12.12 Unclaimed Property. The Company has no assets that may constitute unclaimed property under Applicable Laws. Without limiting the generality of the foregoing, the Company has established and followed procedures to identify any unclaimed property and, to the extent required by Applicable Laws, remit such unclaimed property to the respective Governmental Entity. The Company’s records are adequate to permit Governmental Entities or outside auditors to confirm the foregoing representations and warranties on this Section 3.12.12.

3.12.13 “S Corporation.” The Company has been a validly electing “S Corporation” within the meaning of Code Sections 1361 and 1362 (“S Corporation”) at all times since and including January 1, 2005, and the Company will be an S Corporation up to and including the Closing Date.

3.12.14 No Acquisitions. The Company has never:

(a) acquired assets from another corporation in a transaction in which such corporation’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor; or

(b) acquired any stock of any corporation that is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).

3.13 Employee Benefit Plans.

3.13.1 List of Plans. Schedule 3.13.1 contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material written personnel policy, relating to any Persons employed by the Company or in which any Person employed by the Company is eligible to participate and which is currently maintained or that was maintained at any time since December 31, 2000, by the Company or any ERISA Affiliate (collectively, the “Company Plans”). The Company has made available to Buyer complete copies, as of the date hereof, of all of the Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. The Company has made available to Buyer complete copies of current plan summaries, employee booklets, personnel manuals, service and trust agreements regarding health and welfare and retirement benefits and other material documents or written materials concerning the Company Plans that are in the possession of the Company as of the date hereof. The Company does not have and has never had any “defined benefit plans” as defined in ERISA Section 3(35).

3.13.2 ERISA. Neither the Company nor any ERISA Affiliate of the Company has incurred any “withdrawal liability” calculated under ERISA Section 4211 and there has been no event or circumstance which would cause them to incur any such Liability. Neither the Company nor any ERISA Affiliate of the Company has ever maintained a Company Plan providing health or life insurance benefits to former employees, other than as required pursuant to Code Section 4980B or to any state law conversion rights. No plan previously or currently maintained by the Company or its ERISA Affiliates was or is subject to Title IV of ERISA. With respect to all the Company Plans, the Company and every ERISA Affiliate of the Company is in material compliance with all requirements prescribed by all Applicable Laws, and has in all material respects performed all obligations required to be performed by it. Except as set forth on Schedule 3.13.2, neither the Company nor any ERISA Affiliate of the Company, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Company Plans, has engaged in or been a party to any “prohibited transaction” as defined in Code Section 4975 which could subject the Company or its Affiliates, directors or employees or the Company Plans or the trusts relating thereto or any party dealing with any of the Company Plans or trusts to any material tax or penalty on “prohibited transactions” imposed by Code Section 4975.

3.13.3 Plan Determinations. Each Company Plan intended to qualify under Code Section 401(a) has either received a determination letter from the Internal Revenue Service (“IRS”) or is documented using a prototype or volume submitter plan document with respect to which the IRS has issued an opinion letter upon which the Company may reasonably rely to the effect that the Plan (or form of Plan document) so qualifies; copies of all such determination letters and opinion letters that have been received by the Company have been delivered to Buyer, and neither the Company nor any Seller has taken any action, or received any notification of any action taken by any other Person since the date of such determination letters or opinion letters that might cause the loss of such qualification or exemption. With respect to each Company Plan that is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under the Company Plan terms and Applicable Laws have been made.

3.13.4 Funding. Except as set forth on Schedule 3.13.4:

(a) all contributions, premiums or other payments due or required to be made to the Company Plans as of the date hereof have been made as of the date hereof or are properly reflected on the Company Balance Sheet;

(b) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge and Sellers’ Knowledge, threatened with respect to any Company Plan;

(c) no event has occurred, and there exists no condition or set of circumstances, that presents a material risk of a partial termination (within the meaning of Code Section 411(d)(3)) of any Company Plan;

(d) each Company Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated at all times in substantial compliance with the provisions of COBRA and any applicable, similar state law; and

(e) with respect to any Company Plan that is qualified under Code Section 401(k) (the “Company 401(k) Plan”), individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could be subject to any Liability (except Liability for benefits claims and funding obligations payable in the ordinary course) that is reasonably likely to have a Company Material Adverse Effect under ERISA, the Code or any other Applicable Laws.

3.13.5 Certain Other Matters. Except as reserved for on the Company Balance Sheet or the Final Closing Statements, the Company has no material Liability or material potential Liability and the Company will not have material Liability or material potential Liability, with regard to any Company Plan, as a result of any failure to perform non-discrimination testing on a Company Plan or any failure to amend a Company Plan pursuant to the legislation commonly known as “GUST” or the legislation commonly known as “EGTRRA.” All employee contributions, including elective deferrals, to the Company’s 401(k) Plan have been segregated from the Company’s general assets and, except as set forth on Schedule 3.13.5, deposited into the trust(s) established pursuant to the Company’s 401(k) Plan in a timely manner in accordance with the “plan asset” regulations of the Department of Labor.

3.13.6 Welfare Plans. With respect to any Company Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”), (a) each Welfare plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (b) with respect to any welfare benefit fund (within the meaning of Code Section 419) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Code Section 4976(b)) that would result in the imposition of a Tax under Code Section 4976(a), (c) any Company Plan that is a group health plan (within the meaning of Code Section 4980B(g)(2)) complies, and in each and every case has complied, with all of the applicable material requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law or foreign law applicable to employees of the Company or any ERISA Affiliate of Company. None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by Applicable Laws, and neither the Company nor ERISA Affiliate of the Company has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Applicable Laws. No Company Plan or employment agreement provides health benefits that are not insured through an insurance contract. Except as set forth on Schedule 3.13.6, each Company Plan is amendable and terminable unilaterally by the Company at any time without Liability to the Company as a result thereof and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

3.14 Employment-Related Matters.

3.14.1 Labor Relations. The Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Company’s Knowledge and Sellers’ Knowledge, threatened against or otherwise affecting the Company, and the Company has not experienced the same; (c) except as has occurred in the ordinary course of the Company’s business without any resulting material Liability of the Company, the Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, nor has the Company planned or announced any such action or program for the future with respect to which the Company has any material Liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from the Company to the employees of the Company before the date hereof have been paid or accrued as of the date hereof.

3.14.2 Employee List. Set forth on Schedule 3.14.2 is a list containing, as of the date hereof, the name of each employee of the Company, whether full-time or part time, and each such employee’s position and starting employment date (“Employee List”). The Employee List is correct and complete as of the date of the Employee List. No third party has asserted in writing any claim, or, to the Company’s Knowledge and Sellers’ Knowledge, has any reasonable basis to assert any valid claim, against the Company that either the continued employment by, or association with, the Company of any of the current officers or employees of, or consultants to, the Company contravenes any agreements or Applicable Laws regarding unfair competition, trade secrets or proprietary information. The Company has provided to Buyer a list setting forth the salary and other compensation, as of the date hereof, of each Company employee listed on the Employee List.

3.15 Environmental.

3.15.1 Environmental Laws. Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, (a) the Company is in compliance with all applicable Environmental Laws in effect on the date hereof; (b) the Company has not received any written communication that alleges that the Company is not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof; (c) to the Company’s Knowledge and Sellers’ Knowledge, there are no circumstances that may prevent or interfere with compliance in the future with all applicable Environmental Laws; (d) all material Permits and other Governmental Entity authorizations currently held by the Company pursuant to the Environmental Laws are in full force and effect, the Company is in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations pursuant to the Environmental Laws are required by the Company for the conduct of its business on the date hereof; and (e) the management, handling, storage, transportation, treatment, and disposal by the Company of all Materials of Environmental Concern has been in compliance with all applicable Environmental Laws.

3.15.2 Environmental Claims. There is no Environmental Claim pending or, to the Company’s Knowledge and Sellers’ Knowledge, threatened against or involving the Company or against any Person whose Liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

3.15.3 No Basis for Claims. Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, there are no past or current actions or activities by the Company, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, by the Company or, to the Company’s Knowledge or Sellers’ Knowledge, any other Person, that could reasonably form the basis of any Environmental Claim against the Company or, to the Company’s Knowledge or Sellers’ Knowledge, against any such other Person whose Liability for any Environmental Claim the Company may have retained or assumed either contractually or by operation of law, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, whether caused by the Company or not, related to the premises at any time occupied by the Company. Without limiting the generality of the foregoing, the Company has not received any notices, demands, requests for information, investigations pertaining to compliance with or Liability under Environmental Law or Materials of Environmental Concern, nor, to the Company’s Knowledge and Sellers’ Knowledge, are any such notices, demands, requests for information or investigations threatened.

3.15.4 Disclosure of Information. The Company has made, and during the Pre-Closing Period will continue to make, available to Buyer all environmental investigations, studies, audits, tests, reviews and other analyses conducted in relation to Environmental Laws or Materials of Environmental Concern pertaining to the Company or any property or facility now or previously owned, leased or operated by the Company that are in the possession, custody, or control of the Company.

3.15.5 Encumbrances. No Encumbrance relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental concern has been filed or has been attached to any of the property or assets which are owned, leased or operated by the Company.

3.15.6 Transportation of Materials of Environmental Concern. Since December 31, 2000, the Company has not used, handled, generated, produced, manufactured, treated, stored, disposed of, recycled or transported any Materials of Environmental Concern, whether on behalf of the Company or any other Person, in violation of any Environmental Laws, and there has been no Release or threatened Release of any Materials of Environmental Concern beneath or from any real property operated or, to the Company’s Knowledge and the Sellers’ Knowledge, formerly owned or operated by the Company.

3.16 No Broker’s or Finder’s Fees. Except as set forth on Schedule 3.16, neither the Company nor any Seller has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor, intermediary or other Person in connection with the Transactions and giving effect to the consummation of the Closing will not cause the Company to be so obligated.

3.17 Assets Other Than Real Property.

3.17.1 Title. The Company has good, valid and marketable title to all of the tangible assets shown on the Company Balance Sheet, in each case, free and clear of any Encumbrance, except for (a) assets disposed of since Balance Sheet Date in the ordinary course of business and in a manner consistent with past practices, (b) Liabilities and Encumbrances reflected in the Company Balance Sheet or otherwise in the Company Financial Statements, (c) Permitted Encumbrances, and (d) Liabilities and Encumbrances set forth on Schedule 3.17.1.

3.17.2 Closing Date Assets.

(a) As of the Closing Date, the Company will have good, valid and marketable title to all of its assets, including those assets shown on the Final Closing Balance Sheet, in each case free and clear of any Encumbrances, except (i) for Encumbrances reflected in the Final Closing Statements, (ii) Permitted Encumbrances and (iii) Encumbrances set forth on Schedule 3.17.2(a).

(b) The Company’s inventory has been paid for or payment for it has been accrued by the Company, consists of a quality and quantities that are usable and saleable upon customary terms and conditions in the ordinary course of business and meet all customer and warranty standards and requirements in all material respects. Schedule 3.17.2(b) lists and describes all material inventory purchased by the Company without the manufacturer’s standard warranty.

(c) Schedule 3.17.2(c) lists all tangible personal property (other than inventory) which is owned by the Company and the location thereof. All of such personal property is in good operating condition, subject to ordinary wear and tear.

(d) The Company’s assets includes all right, title and interest in and to all material assets that are used in or that are being held for use or are otherwise necessary in the operation, as currently conducted by the Company, of its business.

(e) Schedule 3.17.2(e) contains a complete and correct list of all Governmental Entity-owned property or Governmental Entity-furnished equipment, including tooling and test equipment, provided under, necessary to perform the obligation under, or for which the Company could be held accountable under, the Government Contracts, and such Governmental Entity-owned property and

Government Entity-furnished equipment are maintained by the Company in accordance with a property management system approved by the appropriate Governmental Entity.

3.17.3 Condition. All material facilities, equipment and personal property owned by the Company and regularly used in its business is in good operating condition and repair, ordinary wear and tear excepted.

3.18 Real Property.

3.18.1 Company Real Property. The Company does not own and has never owned any real property.

3.18.2 Company Leases. Schedule 3.18.2 lists all of the Company Leases. Complete copies of the Company Leases, and all material amendments thereto (which are identified on Schedule 3.18.2) have been made available by the Company to Buyer. The Company Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances or those Encumbrances that would not materially impair such leasehold estates) granted by or caused by the actions of the Company. The Company Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms and conditions. Neither the Company nor, to the Company’s Knowledge and Sellers’ Knowledge, any other Person to a Company Lease, has committed a material breach or default under any Company Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default. Schedule 3.18.2 identifies each Company Lease the provisions of which would be materially and adversely affected by the Transactions and each Company Lease that requires the consent of any third Person in connection with the Transactions. Except with respect to the LAN Room fire suppression system upgrade described on Schedule 3.19.1(o), no material construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by the Company. Except as set forth on Schedule 3.18.2, no Company Leases have an unexpired term which, including any renewal or extensions of such term provided for in the Company Lease, could exceed 365 days.

3.18.3 Condition. All leasehold improvements and fixtures, or parts thereof, used by the Company in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted, and are insured with coverages required pursuant to the Company Leases, to be insured by third Persons.

3.19 Contracts, Agreements and Commitments.

3.19.1 Company Contracts. Except as set forth on Schedule 3.19.1, the Company is not a party to:

(a) any bonus, commission, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, Contract or arrangement or other employee benefit plan or arrangement;

(b) any employment Contract with any current employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date hereof obligations to be performed by the Company);

(c) any Company Contract for personal services or employment with a term of service or employment specified in the Contract or any Contract for personal services or employment in which the Company has agreed on the termination of such Contract to make any payments greater than those that would otherwise be imposed by Applicable Laws;

(d) any Company Contract of guarantee or indemnification;

(e) any Company Contract containing a covenant limiting or purporting to limit the freedom of the Company to compete with any Person in any geographic area or to engage in any line of business;

(f) any lease other than the Company Leases under which the Company is lessee that involves, in the aggregate, payments of $25,000 or more per annum, or of $50,000 or more for the remaining term of the Company Lease or is material to the conduct of the Company’s business;

(g) any joint venture or profit-sharing Company Contract or similar Contract;

(h) except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit Contract providing for the extension of credit to the Company or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $10,000 or more;

(i) any license Contract, either as licensor or licensee, involving payments (including past payments) of $10,000 in the aggregate or more, or any material distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material Contract;

(j) any Company Contract granting exclusive rights to, or providing for the sale of, all or any portion of the Company Proprietary Rights;

(k) any Company Contract or arrangement providing for the payment of any commission or similar payment based on sales or contract awards other than to employees of the Company;

(l) any Company Contract for the sale by the Company of materials, products, services or supplies that involves future payments to the Company of more than $25,000;

(m) any Company Contract for the purchase by the Company of any materials, equipment, services, or supplies that either (i) involves a binding commitment by the Company to make future payments in excess of $10,000 and cannot be terminated by it without penalty upon fewer than 30 days’ notice or (ii) was not entered into in the ordinary course of business;

(n) any Company Contract or arrangement with any third Person for such third party to develop any intellectual property or other asset expected to be used or currently used or useful in the Company’s business;

(o) any Company Contract or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by the Company that involves future payments by it of more than $25,000;

(p) any Company Contract or commitment to which current or former directors, officers or Affiliates of the Company (or directors or officers of an Affiliate of the Company) are also parties;

(q) any Company Contract not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company of more than $25,000, other than the Company Leases;

(r) any Company Contract not described above that was not made in the ordinary course of business and that is material to the Company’s financial condition, business, operations, assets or results of operations; or

(s) any Company Contract that provides for any continuing or future obligation of the Company, involving Liability of the Company of more than $10,000, actual or contingent, including any continuing representation or warranty and any indemnification obligation, in connection with the disposition of any business or assets of the Company.

3.19.2 Validity. Except as set forth on Schedule 3.19.2, all Company Contracts, including the Company Contracts required to be set forth on Schedule 3.19.1, are valid and in full force and effect, the Company has not, nor has, to the Company’s Knowledge and Sellers’ Knowledge, any other party thereto, breached any provision of, or defaulted under the terms of any such Contract except for any breaches or defaults that, in the aggregate, would not be expected to have a Company Material Adverse Effect or have been cured or waived, and the Company has not received any “notice to cure” or a similar notice from any Person requesting performance under any Contract between such Person and the Company.

3.19.3 Consents. Schedule 3.19.3 identifies each Contract and other document that requires the Consent of a third Person to consummate the Transactions.

3.20 Intellectual Property.

3.20.1 Right to Intellectual Property. Except as set forth on Schedule 3.20.1 and for Commercial Software, the Company owns, or has, fully paid rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefore, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in the business of the Company as currently conducted (the “Company Proprietary Rights”). The Commercial Software used in the Company’s business has been acquired and used by the Company on the basis of and in accordance with a valid license from the manufacturer or the dealer authorized to distribute such Commercial Software, free and clear of any claims or rights of any third parties other than those set forth in such licenses. The Company is not in breach of any of the terms and conditions of any such license and has not been infringing upon any rights of any third parties in connection with its acquisition or use of the Commercial Software.

3.20.2 No Conflict.

(a) Set forth on Schedule 3.20.2(a) is a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefore, included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

(b) None of the Company’s currently marketed software products has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has the Company been requested to make any such registration.

(c) Set forth on Schedule 3.20.2(c) is a complete list of all material licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any Company Proprietary Right (excluding “end-user licenses”) or other trade secret material to the business of the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

(d) The Company is not in violation of any license, sublicense or other Contract described on Schedule 3.20.2(c) except such violations as do not materially impair the Company’s rights under such license, sublicense or agreement.

(e) The execution and delivery of this Agreement by the Company, and the consummation of the Transactions, will neither cause the Company to be in violation or default under any such license, sublicense or other Contract described on Schedule 3.20.2(c), nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or other Contract.

(f) Except as set forth on Schedule 3.20.2(f), the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any and all Encumbrances), the Company Proprietary Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Proprietary Rights are being used.

(g) Except as set forth on Schedule 3.20.2(g), no claims with respect to the Company Proprietary Rights have been asserted or, to the Company’s Knowledge and Sellers’ Knowledge, are threatened by any Person nor, to the Company’s Knowledge and Sellers’ Knowledge, are there any valid grounds for any bona fide claims to the effect that the manufacture, sale, licensing or use of any of the products of the Company as currently manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company infringes on any copyright, patent, trademark, service mark or trade secret, against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company’s business as currently conducted or as proposed to be conducted by the Company, or challenging the ownership by the Company, or the validity or effectiveness of any of the Company Proprietary Rights.

(h) Except as set forth on Schedule 3.20.2(h), all material registered trademarks, service marks and copyrights held by the Company are valid and subsisting in the jurisdictions in which they have been filed.

(i) To the Company’s Knowledge and the Sellers’ Knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third party, including any employee or former employee of the Company.

(j) No Company Proprietary Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company.

(k) Except as set forth on Schedule 3.20.2(k), the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

(l) The Company’s products, packaging and documentation contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the Company Proprietary Rights.

3.20.3 Employee Agreements. Except as set forth on Schedule 3.20.3(a), each employee, officer and consultant of the Company has executed a confidentiality agreement and each officer has executed a non-competition agreement in substantially the form of Schedule 3.20.3(b). To the Company’s Knowledge and the Sellers’ Knowledge, no employee, officer or consultant of the Company is in violation of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with the Company or any previous employer.

3.21 Insurance Contracts. Schedule 3.21 lists all contracts of insurance and indemnity in force at the date hereof with respect to the Company. All of such contracts of insurance and indemnity (collectively, the “Company Insurance Contracts”) are in full force and effect, and to the Company’s Knowledge and Sellers’ Knowledge, there are no defaults thereunder by the Company that could permit the insurer to deny payment of claims thereunder. The Company has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Company Insurance Contracts will not be available in the future on substantially the same terms as now in effect. The Company has not received or given a notice of cancellation with respect to any of the Company Insurance Contracts.

3.22 Banking Relationships. Schedule 3.22 shows the names and locations of all banks, trust companies and other financial institutions in which the Company has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all Persons authorized to draw thereon or to have access thereto.

3.23 No Contingent Liabilities. The Company has no contingent or conditional Liabilities of any kind arising from or in connection with any acquisition of a Person or a line of business by the Company.

3.24 Absence of Certain Relationships. Except as set forth on Schedule 3.24, to the Company’s Knowledge and Sellers’ Knowledge none of (a) the Company, (b) any officer of the Company, (c) Sellers or (d) any member of the immediate family of the individuals listed in clauses (b) or (c) of this Section 3.24, has any financial, equity or employment interest in any subcontractor, supplier, or customer of the Company (other than holdings in publicly held companies of less than two percent of the outstanding capital stock of any such publicly held company).

3.25 Foreign Corrupt Practices. Neither the Company nor any Affiliate of the Company, nor any other Person associated with or acting for or on behalf of the any of the foregoing, has directly or indirectly taken any action which would cause the Company to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Neither the Company, nor any Affiliate of the Company, nor any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Applicable Laws, or (b) established or maintained any fund or asset that has not been recorded in the Company’s books and records.

3.26 Government Contracts.

3.26.1 Generally. Each Company Contract and other Company Engagement that is a Government Contract (each an “Active Government Contract”) is listed on Schedule 3.26.1(a) and identified as a Government Contract. Each Company Completed Engagement that is or was a Government Contract is referred to herein as a “Completed Government Contract.” Also listed on Schedule 3.26.1(a) and identified as a Government Bid is each outstanding quotation bid or proposal for a Government Contract involving the Company’s business. Listed on Schedule 3.26.1(b) is each Active Government Contract under which to the Company’s Knowledge and Sellers’ Knowledge, the Company currently is experiencing, or is likely to experience in any material respect either cost, schedule, technical or quality problems.

3.26.2 Bids and Awards. To the Company’s Knowledge and Sellers’ Knowledge, (a) each Active Government Contract and each Completed Government Contract (collectively, the “Government Contracts”) was legally awarded, (b) no such Active Government Contract (or, where applicable, the prime contract with the United States Government under which such Government Contract was awarded) is the subject of bid or award protest proceedings, and (c) no such Active Government Contract (or, where applicable, the prime contracts with the United States Government under which such Government Contract was awarded) is reasonably likely to become the subject of bid or award protest proceedings. Except as set forth on Schedule 3.26.2, to the Company’s Knowledge and Sellers’ Knowledge, no facts exist that could give rise to a material claim for price adjustment under the Truth in Negotiations Act or to any other request for a material reduction in the price of any Government Contracts.

3.26.3 Compliance with Law and Regulation and Contractual Terms; Inspection and Certification. The Company has complied in all materials respects with all applicable statutory and regulatory requirements pertaining to the Government Contracts to which it is a party, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (the “FAR”), the FAR cost principles, and the Cost Accounting Standards. To the Company’s Knowledge and Sellers’ Knowledge, the Company has complied in all material respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Government Contracts, whether incorporated expressly, by reference or by operation of law. To the Company’s Knowledge and Sellers’ Knowledge, all facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company in connection with any Government Contract and its quotations, bids and proposals for Government Contracts were current, accurate and complete in all material respects as of the date of their submission. To the Company’s Knowledge and Sellers’ Knowledge, the Company has complied in all material respects with all applicable representations, certifications and disclosure requirements under all Government Contracts and each of its quotations, bids and proposals for Government Contracts. The Company has developed and implemented a corporate ethics and compliance program that includes appropriate instructions and references regarding employee time charging under Government Contracts and in respect of the Company’s 8(a) status and other issues to ensure compliance with applicable United States Government procurement statutes, regulations and contract requirements. To the Company’s Knowledge and Sellers’ Knowledge, no facts exist that could reasonably be expected to give rise to Liability to the Company under the False Claims Act that would reasonably be expected to result in a material Company Liability. Except as described in Schedule 3.26.3, the Company has not undergone and is not undergoing any audit, review, inspection, investigation, survey or examination of records relating to any Government Contract (where such activity is either outside the ordinary course of business or would reasonably be expected to result in a material Company Liability). No audit, review, inspection, investigation, survey or examination of records described in Schedule 3.26.3 has revealed any fact, occurrence, or practice that could affect the assets, business or financial statement of the Company, or its continued eligibility to receive and perform Government Contracts. To the Company’s Knowledge and Sellers’ Knowledge, the Company has not made any payment, directly or indirectly, to any Person in violation of Applicable Laws, including laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments. To the Company’s Knowledge and Sellers’ Knowledge, the Company has complied in all material respects with all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information. The Company’s cost accounting, purchasing, inventory and quality control systems are in material compliance with all applicable government procurement statutes and regulations and with the requirements of the Government Contracts (or any of them).

3.26.4 Disputes, Claims and Litigation. Except as described in Schedule 3.26.4, to the Company’s Knowledge and Sellers’ Knowledge, there are no outstanding material claims or disputes against the Company relating to any Government Contract nor any facts or allegations that could give rise to such a claim or dispute in the future. Except as described in Schedule 3.26.4, to the Company’s Knowledge and Sellers’ Knowledge, there are neither any outstanding material claims or disputes relating to any Government Contract which, if resolved unfavorably to the Company, would increase by the greater of (a) five percent or more or (b) $25,000 or more of the Company’s cost to complete performance of any task order under such Government Contract above the amounts set forth in the estimates to complete previously prepared by the Company and delivered to Buyer for the Government Contract, nor any reasonably foreseeable expenditures which would increase by five percent or more the cost to complete performance of any task order under Government Contract above the amounts set forth in the estimates to complete described above. The Company has not been nor is currently under any administrative, civil or criminal investigation or indictment disclosed to the Company involving alleged false statements, false claims or other misconduct relating to any Government Contract or quotations, bids and proposals for Government Contracts, and to the Company’s Knowledge and Sellers’ Knowledge, there is no basis for any such investigation or indictment. The Company has not been nor is currently a party to any administrative or civil litigation involving alleged false statements, false claims or other misconduct relating to any Government Contract or quotations, bids and proposals for Government Contracts, and to the Company’s Knowledge and Sellers’ Knowledge, there is no basis for any such proceeding. Except as described in Schedule 3.26.4, neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business) or set-off, material amounts of money otherwise acknowledged to be due to the Company under a Government Contract. Except as described in Schedule 3.26.4, neither the United States Government nor any prime contractor or higher-tier subcontractor under an outstanding Government Contract has questioned or disallowed any material costs claimed by the Company under any Government Contract, and to the Company’s Knowledge and Sellers’ Knowledge, there is no fact or occurrence that could be a basis for disallowing any such costs.

3.26.5 Sanctions. Neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has notified the Company, of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification except where such violation or breach would reasonably be expected to be immaterial. The Company has not received any show cause, cure, deficiency, default or similar notices relating to any Government Contract. Neither the Company nor any Seller, or, to the Company’s Knowledge and Sellers Knowledge, any director, officer, employee, consultant or Affiliate thereof has been or is currently suspended, debarred or, to the Company’s Knowledge and Sellers’ Knowledge, proposed for suspension or debarment from government contracting, and to the Company’s Knowledge and Sellers’ Knowledge, no facts exist which could cause or give rise to such suspension or debarment or proposed suspension or debarment. No determination of non-responsibility has ever been issued against the Company with respect to any quotation, bid or proposal for a Government Contract.

3.26.6 Terminations. Except as set forth on Schedule 3.26.6, no Company Government Contract has been terminated for default or convenience since December 31, 2000. The Company has not received any notice in writing terminating or indicating an intent to terminate any Active Government Contract for convenience.

3.26.7 Within the Scope. Except as set forth in Schedule 3.26.7,

(a) the Company is not a party, and since December 31, 2000, has not been a party, to any task order or delivery order, under a multiple award schedule contract or any other Government Contract, where the goods or services purchased, or identified to be purchased, by a Government Entity under such task order or delivery order are not or were not materially within the scope of the statement of work contained in the multiple award schedule contract or other Government Contract under which the task order or delivery order was issued;

(b) the Company does not sell, and since December 31, 2000 has not sold, any goods or services to any Government Entity that are not, or were, not, materially within the scope of the statement of work of a valid Government Contract pursuant to which the goods or services were delivered to the Government Entity; and

(c) there has been no allegation, charge, finding, investigation or report conducted or prepared internally by the Company or externally on behalf of the

Company, to the effect that the Company has been, or may have been, a party to a task order or delivery order under the circumstances described in clause (a) above, or sold goods or services to a Government Entity under the circumstances described in clause (b) above.

3.26.8 Assignments. Except as set forth on Schedule 3.26.8, the Company has not made any assignment of any Government Contract or of any right, title or interest in or to any Company Government Contract to any Person. The Company has not entered into any financing arrangements with respect to the performance of any Government Contract.

3.26.9 Property. The Company is in compliance with all Applicable Laws with respect to the possession and maintenance of all government-furnished property (as defined in the FAR).

3.26.10 Audits. The Company has been audited by the National Institutes of Health through December 31, 2005. Except as set forth in Schedule 3.26.10, there are no facts, events or circumstances that would reasonably indicate that the Company is likely to be subject to a claim or assertion by the National Institutes of Health that the Company has any Liability for a material adjustment for any services or products provided by the Company before the Closing Date.

3.26.11 National Security Obligations. The Company is in compliance with all Applicable Laws regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

3.26.12 Facility Security Clearances. Except to the extent prohibited by Applicable Laws, Schedule 3.26.12 sets forth all material facility security clearances held by the Company.

3.26.13 Credentials. To the Company’s Knowledge and Sellers’ Knowledge, each Company employee performing services related to a Company Government Contract possessed (during the time of such perform) all of the required credentials (e.g., education and experience) and security clearances specified in or required by such Company Government Contract. To the Company’s Knowledge and Sellers’ Knowledge, there is no existing information, fact, condition or circumstance that would cause the Company to lose its facility security clearances.

3.26.14 Export Compliance. To the Company’s Knowledge and Sellers’ Knowledge, the Company is in compliance with all Applicable Laws regarding US export control, including in respect of US Department of State International Trafficking in Arm Regulations, US Department of Commerce Export Administration regulations, US/Canada Joint Certification Program and US Customs requirements.

3.26.15 No Contingent Fees. No facts, events or other circumstances exist that violate or otherwise constitute a basis on which the United States Government or any other Person might reasonably claim to violate, the covenant against contingent fees under any Company Government Contract or Company Engagement, or 10 U.S.C. §1506, 41 U.S.C. §254 or FAR 52.303-5.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer represents and warrants to Sellers as follows:

4.1 Corporate Status of Buyer. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted.

4.2 Authority for Agreement; Noncontravention.

4.2.1 Authority of Buyer. Each of Parent and Buyer has the corporate power and authority to enter into this Agreement, to consummate its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by Parent’s and Buyer’s respective board of directors and no other corporate proceedings on the part of Buyer or Parent are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions. This Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by Buyer or Parent have been or, when executed and delivered, will be duly executed and delivered by Buyer or Parent as the case may be, and constitute valid and binding obligations of Buyer or Parent as the case may be, enforceable against Parent and Buyer in accordance with their terms.

4.2.2 No Conflict. Neither execution and delivery of this Agreement by Parent and Buyer nor the performance by Parent and Buyer of their respective obligations hereunder, nor the consummation by Parent and Buyer of the Transactions will (a) conflict with or result in a violation of any provision of Buyer’s or Parent’s certificate of incorporation or by-laws, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Buyer or Parent is a party or by which any of them or any of their respective assets or properties is bound or which is applicable to Buyer or Parent or any of its assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent and Buyer or the consummation by Parent and Buyer of the Transactions, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Buyer Material Adverse Effect.

4.3 Compliance with Applicable Laws. Each of Parent and Buyer is in compliance in all material respects with all Applicable Laws and with all rules and regulations of all national securities exchanges upon which Parent’s stock is listed. All filings and disclosures made by Parent pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, or the rules or regulations of such national securities exchanges were true and correct in all material respects as of the time that they were made, except to the extent any were discovered to be incorrect and have been corrected by Parent in the manner required by the Applicable Law or exchange.

4.4 Financing. To Parent’s and Buyer’s Knowledge, no condition of the Parent or Buyer exists, as of the date hereof, that would reasonably be expected to prevent the Buyer from obtaining the funds necessary to finance the consummation of the Transactions.

4.5 Acquisition of Shares for Investment. Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares, and Buyer acknowledges that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from registration available under the Securities Act of 1933, as amended.

4.6 No Broker’s or Finder’s Fees. No finder, broker, agent, financial adviser or other intermediary has acted on behalf of Buyer or Parent in connection with the negotiation or consummation of this Agreement or the Transactions and neither the Company nor any Seller will have any Liability to any such Persons entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by Buyer or Parent.

4.7 Litigation. As of the date hereof, no action arbitration, suit, proceeding or investigation against Buyer or Parent is pending, or, to Parent’s and Buyer’s Knowledge, threatened against Buyer or Parent, that would materially interfere with Buyer’s and Parent’s ability to consummate the Transactions.

ARTICLE 5

CONDUCT PRIOR TO THE CLOSING DATE

5.1 Conduct of Company’s Business. Between the date hereof and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms (“Pre-Closing Period”), the Company shall, (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Company’s current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that the Company’s goodwill and ongoing business be unimpaired at the Closing Date, and (b) promptly notify Buyer of any event or occurrence which will have or could reasonably be expected to have a Company Material Adverse Effect. In addition, during the Pre-Closing Period, the Company, except as set forth on Schedule 5.1, shall not:

(a) amend its Organizational Documents;

(b) declare or pay any dividends or distributions on the Company’s outstanding of capital stock nor purchase, redeem or otherwise acquire for consideration any of the Company’s capital stock or other securities;

(c) issue or sell any of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any of its capital stock;

(d) borrow or agree to borrow any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any Liability, except obligations incurred in the ordinary course of business consistent with past practices;

(e) pay, discharge or satisfy any claim or Liability in excess of $10,000 (in any one case) or $25,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the Company Balance Sheet, or incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices or in connection with the Transactions;

(f) except as required by Applicable Laws, adopt or amend in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

(g) sell, mortgage, pledge or otherwise encumber or dispose of any of its assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practices;

(h) acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any other Person, or otherwise acquire any assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practices;

(i) increase the following amounts payable or to become payable: (i) the salary of any of its directors or officers, other than increases in the ordinary course of business consistent with past practices and not exceeding, in any case, five percent of the director’s or officer’s salary on the date hereof, (ii) any other compensation of its directors or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons, other than increases that are provided in the ordinary course of business consistent with past practices to broad categories of employees and do not discriminate in favor of the aforementioned persons, and (iii) the compensation of any of its other employees, consultants or agents except in the ordinary course of business consistent with past practices;

(j) dispose of, permit to lapse, or otherwise fail to preserve the rights of the Company to use the Company Proprietary Rights or enter into any settlement regarding the breach or infringement of, any Company Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have a Company Material Adverse Effect;

(k) sell, or grant any right to exclusive use of, all or any part of the Company Proprietary Rights;

(l) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the Transactions or that would have or could reasonably be expected to have a Company Material Adverse Effect;

(m) amend in any material respect any agreement to which the Company is a party the amendment of which will have or could reasonably be expected to have a Company Material Adverse Effect;

(n) waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $10,000 or (ii) the waiver, release, transfer or lapse of which would have or could reasonably be expected to have a Company Material Adverse Effect;

(o) take any action that would materially decrease the Closing Working Capital;

(p) make any change in any method of accounting or accounting practice other than changes required to be made so that the Company’s financial statements comply with GAAP;

(q) enter into any sale/leaseback or similar transaction; or

(r) agree or otherwise commit, whether in writing or otherwise, to take any action described in this Section 5.1.

5.2 Termination of the Company’s 401(k) Plan. Prior to the Closing, the Company’s board of directors will adopt a resolution to terminate the Company’s 401(k) Plan effective immediately prior to the Closing in accordance with Applicable Laws, and such resolution, without revocation or modification thereof, shall be in full force and effect as of the Closing Date.

5.3 Guarantees. Buyer shall use its commercially reasonable efforts to terminate or otherwise cause the release of Sellers from any Liability under the guarantees set forth on Schedule 5.3 (“Seller Guarantees”). If any Seller Guarantee is not so terminated or released as of the Closing, Buyer shall continue to seek such termination or release in accordance with the preceding sentence as soon as reasonably practicable after the Closing, and Buyer shall reimburse any Seller for Losses incurred under any Seller Guarantee within five Business Days after Buyer’s receipt of notice of the Losses by such Seller. No obligation of Buyer set forth above in this Section 5.3 to terminate or seek the release of any Seller Guarantee shall require Buyer (or the Company) to satisfy any underlying Liability covered by a Seller Guarantee before such underlying Liability would otherwise accrue and be payable in accordance with its terms.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Exclusivity. During the Pre-Closing Period neither the Company nor any Seller will, directly or indirectly, through its respective Affiliates, agents, officers and directors, directly or indirectly, solicit, initiate, or participate in discussions, negotiations or otherwise cooperate in any way with, or provide any information, to any Person or group concerning, or enter into any letter of intent, agreement in principle or agreement, definitive or otherwise, with respect to, any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of the Shares or any other capital stock of the Company, or similar transaction involving the Company.

6.2 Expenses. Except as otherwise provided in Sections 6.3 and 9.1.2, each Party shall be responsible for its own costs and expenses in connection with the Transactions, including fees and disbursements of consultants, investment bankers and other financial advisers, counsel and accountants.

6.3 Indemnification.

6.3.1 Indemnification of Buyer Indemnified Parties. Subject to this Section 6.3, from and after the Closing Date, Sellers shall, severally and jointly indemnify, defend and hold harmless, without duplication, Buyer and Parent and their respective directors, officers, employees, representatives, successor and assigns (collectively “Buyer Indemnified Parties”) in respect of, and Buyer Indemnified Parties shall be entitled, without duplication, to payment and reimbursement from Sellers, jointly and severally (collectively the “Buyer Indemnifying Parties”) of the amount of, all Losses suffered, incurred or paid by any Buyer Indemnified Party, by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by any Seller of any covenant, agreement or obligation in this Agreement (whether to be performed before, on or after the Closing Date) or by the Company of any covenant, agreement or obligation in this Agreement to be performed by the Closing Date, (b) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by the Company or any Seller in this Agreement or the certificates delivered pursuant Section 7.2.1, or (c) any Covered Claims. Notwithstanding anything herein to the contrary, in determining if there is a misrepresentation or inaccuracy in, or a breach of, a representation or warranty in Article 3 or a certificate given pursuant to Section 7.2.1, each representation, warranty or certificate referenced in clause (b) of the immediately preceding sentence shall read as if all Materiality Qualifications and qualifications as to Company’s Knowledge and Sellers’ Knowledge contained in any such representation or warranty in Article 3 or in any certificate delivered pursuant to Section 7.2.1 are ignored.

6.3.2 Indemnification of Seller Indemnified Parties. Subject to this Section 6.3 from and after the Closing Date, Buyer and Parent shall, jointly and severally indemnify, defend and hold harmless, without duplication, each Seller and their respective heirs, estates and successors (collectively “Seller Indemnified Parties”) in respect of, and Seller Indemnified Parties shall be entitled, without duplication, to payment and reimbursement from Buyer and its Parent, jointly and severally, and their respective successors and assigns (collectively the “Buyer Indemnifying Parties”) of the amount of, all Losses suffered, incurred or paid by any Seller Indemnified Party by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by either Buyer or Parent of any covenant, agreement or obligation of either of Buyer or Parent in this Agreement to be performed on or after the Closing and (b) any misrepresentation or inaccuracy in, or breach of any, representation or warranty contained in Article 4 or in the certificate delivered pursuant to Section 7.3.1.

6.3.3 Claims for Indemnification. Upon a Person entitled to indemnification under Section 6.3 (“Indemnified Party”) obtaining reasonably sufficient knowledge of any facts, claim or demand which has given rise to, or would reasonably give rise to, a claim for indemnification hereunder (referred to herein as an “Indemnification Claim”), such Indemnified Party shall promptly thereafter give notice of such facts, claim or demand (“Notice of Claim”) to the Party from whom indemnification is sought under this Section 6.3 (the “Indemnifying Party”). So long as the Notice of Claim is given by the Indemnified Party in the claims period specified in Section 6.3.6, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party’s right to indemnification except to the extent, if any, that the Indemnifying Party has been materially prejudiced thereby.

6.3.4 Defense by Indemnifying Party.

(a) If a claim or demand is asserted by a third Person against an Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall, except as otherwise provided in Section 6.3.4(b), have the right, but not the obligation, exercisable by notice to the Indemnified Party within 10 days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to assume the defense of such Third Party Claim.

(b) The Buyer Indemnifying Parties shall not have such right or opportunity to assume and control the defense of any such Third Party Claim, but shall have the right to participate in the defense of such Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Buyer Indemnified Party in respect of the Third Party Claim if (i) such Third Party Claim relates to, or arises in connection with, any criminal proceeding, civil action, indictment, or investigation by any Governmental Entity other than inquiries or audits in the ordinary course of business, (ii) such Third Party Claim alleges Losses in excess of the then available funds held in Escrow (after deducting the full amount of all pending Indemnification Claims), (iii) the Buyer Indemnified Party reasonably believes that an adverse determination with respect to such Third Party Claim would be detrimental to the Buyer Indemnified Party’s reputation or continuing business interests, (iv) such Third Party Claim seeks an injunction or other equitable relief against the Buyer Indemnified Party, or (v) the Buyer Indemnifying Parties fail to conduct the defense of such Third Party Claim actively and diligently.

(c) If the Buyer Indemnified Party assumes and controls the defense of a Third Party Claim pursuant to Section 6.3.4(b), the Buyer Indemnified Party shall permit the Buyer Indemnifying Parties to participate in the defense of such claim, to have reasonable access to all documents and personnel involved in such claim and to discuss its views and positions with the Buyer Indemnified Party. The Buyer Indemnified Party agrees, in connection with any such Third Party Claim, to work cooperatively and in good faith with the Buyer Indemnifying Parties consistent with the best interest of the Buyer Indemnified Party.

(d) If the Indemnifying Party is entitled under this Section 6.3.4 to assume the defense of the respective Third Party Claim and gives such notice of intent to defend, the Indemnifying Party shall assume the defense thereof as follows: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by Indemnifying Party, which choice of counsel is subject to the reasonable satisfaction of Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed if such settlement only requires the payment by one or more Indemnifying Parties of a monetary amount, does not include a statement as to admission of fault, culpability or failure to act by or on behalf of such Indemnified Party, and the Indemnified Party could not reasonably believe that the settlement would be detrimental to the Indemnified Party’s reputation or continuing business.

(e) If a Third Party Claim is made and no Indemnifying Party notifies the Indemnified Party within 10 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party shall defend against, or enter into any settlement with respect to the matter. The Indemnified Party shall not settle such Third Party Claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

6.3.5 Limitation on Liability for Indemnification.

6.3.5.1 Buyer Indemnity Deductible. Except for Share Ownership Claims and Indemnification Claims in respect of Sections 3.12 or 3.13 or based on intentional acts, willful misconduct or fraud, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Section 6.3 in respect of a misrepresentation or inaccuracy in, or breach of, a representation or warranty in Article 3 or in the certificates delivered pursuant Section 7.2.1 until the aggregate amount of all Losses suffered, incurred or paid by one or more Buyer Indemnified Parties exceeds $200,000 (the “ Buyer Indemnity Deductible”) whereupon the Buyer Indemnified Parties shall be entitled to indemnification for all Losses in excess of the first $100,000 of the Buyer Indemnity Deductible, subject to the limitations otherwise set forth in this Section 6.3.

6.3.5.2 Certain Caps on Indemnification Liability. Except for Share Ownership Claims, Indemnification Claims in respect of Sections 3.12 or 3.13 and claims based on intentional acts, willful misconduct or fraud, the aggregate Liability of Sellers under this Section 6.3 in respect of a misrepresentation or inaccuracy in, or breach of, any representation or warranty in Article 3 or in the certificates delivered pursuant Section 7.2.1 shall not exceed the sum of (i) 15% of the Purchase Price and (ii) the amount, if any, paid or payable from the Initial Purchase Price Escrow for any one or more Share Ownership Claims, Indemnification Claims in respect of Sections 3.12 or 3.13 or for claims based on intentional acts, willful misconduct or fraud. Furthermore, until the Initial Purchase Price Escrow, minus the amount of pending Indemnification Claims against such funds under this Section 6.3 is not greater than zero, Buyer Indemnified Parties shall only be entitled under this Section 6.3 in respect of a misrepresentation or inaccuracy in, or breach of, any representation or warranty in Article 3 or in the certificates delivered pursuant Section 7.2.1 for the satisfaction of their Indemnification Claims to payments from the Initial Purchase Price Escrow. Notwithstanding anything herein to the contrary, the aggregate Liability of Buyer and Parent to Seller Indemnified Parties hereunder shall not exceed 100% of the Purchase Price.

6.3.6 Claims Period and Initial Purchase Price Escrow.

(a) Except for (i) Share Ownership Claims, (ii) Indemnification Claims in respect of Sections 3.12 or 3.13 and (iii) Indemnification Claims based on intentional acts, willful misconduct or fraud, any Indemnification Claim in respect of a misrepresentation or inaccuracy in, or breach of, any representation or warranty in Article 3 or Article 4, or in any certificate delivered pursuant to Section 7.2.1 or 7.3.1 must be asserted by notice on or before the 183rd day after the first Closing Date Anniversary. Any (i) Share Ownership Claim, (ii) Indemnification Claims in respect of Sections 3.12 or 3.13, (iii) Indemnification Claims based on breach of a covenant, agreement or obligation hereunder, and (iv) Indemnification Claims based on intentional acts, willful misconduct or fraud must be made before the expiration of the applicable statute of limitation for the respective claims.

(b) Any Buyer Indemnified Party entitled to payment for an Indemnification Claim under this Section 6.3 shall be entitled to such payment from the Initial Purchase Price Escrow, provided that as of 5:00 p.m. Washington D.C. time on the 184th Day after the Closing Date Anniversary, any remaining balance of the Initial Purchase Price Escrow, less the amount of any pending Indemnification Claim of one or more Buyer Indemnified Parties shall be disbursed and released to Sellers Representative pursuant to the Escrow Agreement.

6.3.7 Subrogation. Upon making an indemnity payment pursuant to this Section 6.3, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment is related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

6.3.8 Exclusive Remedies. If the Closing occurs, the remedies provided for in this Section 6.3 shall be, except as otherwise provided in Sections 6.7 and 6.13, the sole and exclusive remedies of the Parties and their respective officers, directors, employees, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty contained in this Agreement or any certificate delivered at Closing, provided, however, that nothing herein is intended to waive any claims for intentional acts, willful misconduct or fraud or waive any equitable remedies to which a Party may be entitled.

6.3.9 Right of Offset. Buyer may offset any amount to which Buyer is entitled under this Article 6 against any amounts otherwise payable hereunder by Buyer to one or more Sellers, including Earnout Payments and any and all other payments pursuant to Section 2.2.

6.3.10 Calculation of Losses. Without creating any obligation of the Indemnified Parties to pursue the receipt of proceeds referenced in clauses (a) or (b) below or otherwise increasing the obligations of the Indemnified Parties hereunder, the Losses associated with any Indemnified Claim shall be reduced by (a) the amount of the cash value of any insurance proceeds received by the Indemnified Party, net of associated costs and expenses relating to the collection of the same; and (b) any other compensatory payments actually received by the Indemnified Party from any other Persons by way of subrogation, indemnification, guarantee or similar mechanism with respect to the Losses for which indemnification is claimed, net of associated costs and expenses relating to the collection of such payments.

6.3.11 Treatment of Indemnity Payments Between the Parties. Unless otherwise required by Applicable Laws, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no Party shall take any position inconsistent with such characterization.

6.4 Access and Information. The Company shall afford to Buyer and its officers, employees, accountants, counsel and other authorized representatives and advisors full and complete access, upon during regular business hours, throughout the Pre-Closing Period, to the Company’s offices, properties, books and records, and shall use reasonable efforts to cause its representatives and independent public accountants to furnish to Buyer such additional financial and operating data and other information as to its business, customers, vendors and properties as Buyer may from time to time reasonably request. Notwithstanding the foregoing, all visits to any Company office will be coordinated and conducted so as to not be disruptive to the Company’s operations and to preserve the confidentiality of the Transactions. In addition, with the Company’s prior consent (which consent shall not be unreasonably withheld or delayed), Buyer shall be permitted to meet with the Company’s significant customers.

6.5 Public Disclosure and Confidentiality. Except as otherwise required by Applicable Laws and, with respect to Buyer and Parent, the applicable rules, policies and procedures of a national securities exchange, no Party shall announce or disclose to any other Person (other than those employees, agents, advisors or representatives who have a need to know to effectuate the Transactions) the existence or the terms or conditions of this Agreement or the Transactions without the prior consent of the other Parties (which shall not be unreasonably withheld). Except as disclosure may be required by Applicable Laws, any press release or other public disclosure of information regarding the proposed Transactions (including the negotiations with respect to the Transactions and the terms and existence of this Agreement) shall be developed by Parent, subject to the Company’s and Sellers’ review.

6.6 Further Assurances.

6.6.1 Generally. Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers or representatives of any Party, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective this Agreement and the Transactions. In case at any time any further action, including the obtaining of any required Governmental Entity approvals, and waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each Party to this Agreement are hereby directed and authorized to use their reasonable best efforts to effectuate all required action.

6.6.2 Consents. Each Party agrees to use its best reasonable efforts to obtain the Consents before the Closing, and further agrees to provide all documentation necessary to effect each Consent, including all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required or appropriated to obtain Consents. In particular and without limiting the generality of the foregoing, the Company shall continue to communicate with responsible officers of the United States Government from time to time as may be appropriate and permissible, to request speedy action on any and all requests for the Consents.

6.7 Tax Matters.

6.7.1 Tax Returns. Sellers shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax returns for the Company for all periods ending on or prior to the Closing Date. Sellers shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. Sellers shall, jointly and severally, pay and otherwise have Liability for all Taxes of the Company in respect of all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for any taxable period that includes, but does not end on, the Closing Date (“Pre-Closing Tax Period”) in excess of the amounts shown as an accrual or reserve for such Taxes on the face of the Final Closing Balance Sheet.

6.7.2 Straddle Period. If any taxable period includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction in the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

6.7.3 Cooperation on Tax Matters

(a) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes, or in connection with the preparation or review of any Tax accrual or similar workpapers related to the activities of the Company on or before the Closing Date, including those relevant to compliance with FASB Interpretation No. 48. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding or to the preparation or review of such workpapers and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, Buyer and Sellers agree (i) to retain all books and records with respect to Tax matters (including relevant to the preparation or review of Tax accrual workpapers) pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Sellers reasonable notice prior to transferring, destroying or discarding any such books and records and, if Sellers Representative so requests, allow Sellers Representative to take possession of such books and records.

(b) Subject to Applicable Laws, the Parties further agree, upon request, to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

6.7.4 Certain Taxes. All transfer, documentary, sales, use, stamp, registration Taxes and fees payable in respect of the purchase and sale of the Shares hereunder shall be paid by the Buyer to the extent, if any, required of Buyer by Applicable Laws, and by Sellers to the extent, if any, required of Sellers by Applicable Laws.

6.7.5 Certain Withholding Taxes. Notwithstanding anything herein to the contrary, if the Company is required by Applicable Laws to withhold Taxes with respect to any portion of the Company’s income allocable to one or more Sellers, in connection with the Taxable period of the Company ending on the day before the Closing Date or otherwise, which amount has not previously been withheld from amounts previously or concurrently distributed to such Seller, such Seller shall reimburse the Company for such amount, including for any penalties or interest with respect thereto, no later than the date(s) on which any such amount(s) are paid by the Company to the applicable Governmental Entity.

6.8 Release. Subject to and effective as of consummation of the Closing, each Seller hereby remises, releases and forever discharges the Company and its successors and assigns of and from any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, executions, claims and demands of any kind and nature whatsoever in law or in equity known or unknown against the Company which Sellers ever had or may have up until immediately preceding the Closing, including any claims to any commissions or any portion of the revenue or profits of the Company or any equity interest in the Company, except (a) any and all indemnification and other rights, benefits and claims of any Seller under the Company’s Organizational Documents not in respect of any breach by the Company or one or more Sellers of any representations, warranties, covenants, obligations or agreements contained herein, and (b) any rights, benefits and claims of any Seller under this Agreement or any documents, instruments or certificates delivered in connection with the consummation of the Transactions.

6.9 Regulatory Filings. During the Pre-Closing Period, each of the Parties shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall refrain from taking any action that would impede compliance with, all Applicable Laws, and, as promptly as practicable after the date hereof, each of the Parties shall make all filings, notices, petitions, statements, registrations, submissions or information, application or submission of other documents required by any Government Entity in connection with the Transactions, including any filing or registration necessary to obtain any material consent, authorization or approval or otherwise required or advisable to consummate the Transactions. Each Party shall cause all documents that it is responsible for filing with any Government Entity under this Section 6.9 to comply in all material respects with all Applicable Laws.

6.10 Exchange Information. During the Pre-Closing Period, each of the Parties shall promptly supply the others with any information which may be required to effectuate any filings or application pursuant to Sections 6.9 or 6.11. Except where prohibited by Applicable Laws, each of the Parties shall consult with the other Parties prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any Party in connection with any investigations or proceedings in connection with this Agreement or the Transactions (including under any antitrust or fair trade Applicable Laws), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the Transactions; provided that, with respect to any such filing, presentation or submission, no Party need supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that Applicable Laws require such Party to restrict or prohibit access to any such properties or information.

6.11 Notification. During the Pre-Closing Period, each of the Parties will notify the other promptly upon the receipt of: (a) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (b) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Applicable Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.9, the respective Party will promptly inform the other Party of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

6.12 Sellers Representative.

6.12.1 Appointment. To administer efficiently the defense or settlement of any claims for which any Seller may be required to indemnify pursuant to Section 6.3, and any other actions required to be taken by any Seller in connection herewith after the Closing, each Seller after the Closing Date hereby designates and appoints JS as his representative and attorney-in-fact (in such capacity, “Sellers Representative”). Sellers will, based on their Percentage Ownership, reimburse Sellers Representative for its costs in performing its duties hereunder.

6.12.2 Authority. By their execution of this Agreement, each Seller, among other things, agrees that:

(a) Buyer Indemnified Parties shall be able to rely conclusively without further inquiry on the instructions and decisions of Sellers Representative acting in such capacity as to the settlement of any claims for indemnification by any one or more Buyer Indemnified Parties pursuant to Section 6.3 and as to any other action taken by Sellers Representative hereunder, and no Seller shall have any cause of action against Buyer Indemnified Parties for any action taken by any one or more Buyer Indemnified Parties in reliance upon the instructions or decisions of Sellers Representative;

(b) all actions, decisions and instructions of Sellers Representative shall be conclusive and binding upon all Sellers; and

(c) without limiting the foregoing, Sellers Representative is authorized:

(i) to receive and to accept on each Seller’s behalf any notice from any Person claiming to be a Buyer Indemnified Party given in accordance with this Agreement (and any notice given Sellers Representative shall be deemed to have been given to each Seller);

(ii) to give each on Seller’s behalf any notice, representation, demand, or other communication that it may be necessary, desirable, or otherwise appropriate to give to secure and to preserve for each Seller the benefit of any policy or policies of insurance, surety, indemnification, or other reimbursement for any amount for which any Seller may be liable directly or indirectly under this Agreement; and

(iii) to cooperate with any and all Buyer Indemnified Parties to investigate, negotiate, settle, and compromise any claim of any Buyer Indemnified Party asserted under this Agreement, and to execute on any Seller’s behalf any agreement, instrument, or other document that, in the sole discretion of Sellers Representative, is necessary, desirable, or otherwise appropriate to effect any such settlement or compromise;

provided, however, that Sellers Representative shall have no Liability to any Buyer Indemnified Party otherwise than and to the extent of its individual Liability as a Seller hereunder.

6.13 Certain Post-Closing Covenants.

6.13.1 Confidentiality. If the Closing occurs, each Seller agrees that during the period from the Closing Date to and including the third Closing Date Anniversary, such Party will not disclose or use, directly or indirectly, any Confidential Information, except pursuant to a subpoena, order or request issued by a court of competent jurisdiction or by another Government Entity, or as otherwise required by Applicable Laws. If this Agreement terminates without the Closing occurring, each Party agrees that during the period commencing with the date of such termination and ending on the second anniversary thereof it shall not, except to the extent otherwise required by Applicable Law, directly or indirectly disclose or use any Confidential Information obtained from another Party pursuant hereto. If a receiving Party becomes legally compelled to disclose any of the Confidential Information, such Party will provide the disclosing Party with prompt notice so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.13.1. If such protective order or other remedy is not obtained, or the disclosing Party waives compliance with the provisions of this Section 6.13.1, the receiving Party will furnish only that portion of the Confidential Information which, in the judgment of its counsel, is legally required.

6.13.2 Injunctive Relief For Breach. Each Party’s obligations under this Section 6.13 are of a unique character that gives them particular value, and a breach of any of such obligations will result in irreparable and continuing damage to the Company or Buyer, as applicable, for which there will be no adequate remedy at law. Accordingly, without limiting any Party’s obligations under Section 6.3, in the event of such breach, each Seller agrees that the Company or Buyer, as applicable will be entitled to injunctive relief and a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

6.14 Seller’s Right of Review. Sellers Representative and its advisers shall have access upon prior notice and during normal business hours to the books, papers and records of the Company and its accountants (if any are used) relating to the calculation of any amount due any Seller pursuant to clauses (b), (c) and (d) of Section 2.2.2. Also, upon reasonable notice to the Company, Sellers Representative, with the assistance of its advisors, may conduct an examination of Company’s books and records in respect to the calculation of any amount due to Sellers pursuant to clauses (b), (c) and (d) of Section 2.2.2. Such rights of access and examination set forth above in this Section 6.14 shall terminate in respect of any payment paid or payable pursuant to clauses (b), (c) and (d) of Section 2.2.2 on the 90th day after the earlier of the date such payment was due or paid pursuant to clauses (b), (c) and (d) of Section 2.2.2.

6.15 Employment Acceptance Condition. During the 15 Business Days following the Closing Date, the following persons shall manage the process of seeking to satisfy the Employment Acceptance Condition: JS, PT and Susan Carlson. Such process shall include all direct contact with the Company’s full time direct billable employees with respect to the Employment Acceptance Condition. Buyer’s or Parent’s human resources staff shall coordinate in advance any contact with such employees during such 15-Business Day period.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions Precedent to the Obligations of Each Party. The obligations of the Parties to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the Party for whose benefit such condition is imposed:

7.1.1 No Illegality. There shall not have been any action taken, and no Applicable Laws shall have been enacted, by any Governmental Entity since the date hereof that would prohibit or materially restrict the consummation of the Transactions.

7.1.2 Government Consents. All filings with and notifications to, and all approvals and authorizations of, third parties, including Governmental Entities, required for the consummation of the Transactions shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity.

7.1.3 No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transactions shall be in effect (each Party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, materially restrict, invalidate or set aside consummation of the Transactions.

7.1.4 Escrow Agreement. Each of the Parties, together with the Escrow Agent, shall have entered into the Escrow Agreement.

7.2 Conditions Precedent to Buyer’s and Parent’s Obligation to Consummate the Closing. Buyer’s and Parent’s obligations to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Buyer prior to Closing:

7.2.1 Representations and Warranties. The representations and warranties of the Company and Sellers contained in this Agreement shall be true and correct, disregarding any Materiality Qualifications, in all material respects on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and the Company and each Seller shall have delivered to Buyer a certificate to that effect, dated the Closing Date and signed on behalf of the Company by the Company’s President and signed by each Seller.

7.2.2 Agreements and Covenants. The Company and Sellers shall have performed in all material respects all of its agreements, obligations and covenants set forth herein that are required to be performed at or prior to the Closing Date; and the Company and Sellers shall have delivered to Buyer a certificate to that effect, dated as of the Closing Date and signed on behalf of the Company by the Company’s President and signed by each Seller.

7.2.3 Closing Documents. The Company and Sellers shall have delivered to Buyer the Company Closing certificate described hereafter in this Section 7.2.3 and such Closing documents as the Buyer shall reasonably request other than legal opinions. The Company Closing certificate, dated as of the Closing Date, duly executed by the Company’s secretary, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on the Company’s behalf in connection herewith; (b) the resolutions adopted by the Company’s Board authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; and (c) the Company’s Organizational Documents.

7.2.4 Consents. All Consents listed on Schedule 7.2.4 shall have been obtained by the Company and shall be effective and shall not have been suspended, revoked, or stayed by action of any Person granting one or more of such Consents.

7.2.5 Non-Compete Agreements. All Non-Compete Agreements shall be effective.

7.2.6 Acceptance of Employment. Each of the individuals listed on Schedule 7.2.6 shall have accepted as of the Closing Date employment with Buyer on Parent’s standard terms and conditions and shall have entered into non-compete, non-solicitation and non-disturbance agreements substantially in the form of Schedule 7.2.6.

7.2.7 Material Adverse Effect. Since the date hereof, the Company shall not have suffered a Company Material Adverse Effect.

7.2.8 Updated Employee List. The Company shall have delivered to Buyer a list setting forth, as of the Closing Date, the name of each Company employee and such employee’s position and annual salary.

7.2.9 Non-Foreign Affidavit. Each Seller shall deliver to Buyer a non-foreign affidavit as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code Section 1445 stating that such Seller is not a “foreign person” as defined in Code Section 1445.

7.2.10 Delivery of Estimated Closing Balance Sheet and Estimated Closing Working Capital. At least three Business Days prior to the Closing Date, the Company shall have delivered to Buyer the Estimated Closing Balance Sheet and Estimated Closing Working Capital.

7.2.11 Delivery of Shares. Each Seller shall have delivered to Buyer the one or more stock certificates representing all of his or its Shares, endorsed in blank or accompanied by duly executed assignment documents, all sufficient to convey, transfer and assign to Buyer sole and exclusive record and beneficial right, title and interest in and to such Seller’s Shares, free and clear of all Encumbrances.

7.3 Conditions to Obligations of the Company and Sellers to Consummate the Closing. The obligations of the Company and the Sellers to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which may be waived in writing by Sellers Representative prior to Closing:

7.3.1 Representations and Warranties. The representations and warranties of Buyer and Parent contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date and Buyer shall have delivered to the Company a certificate to that effect, dated the date of the Closing and signed on behalf of Buyer and Parent by their respective Presidents and Chief Financial Officer.

7.3.2 Agreements and Covenants. Buyer shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Buyer shall have delivered to the Company a certificate to that effect, dated as of the Closing Date and signed on behalf of Buyer by Buyer’s President and Chief Financial Officer.

7.3.3 Closing Documents. Buyer and Parent shall have delivered to the Company closing certificates of Buyer and Parent and such other closing documents as the Sellers shall reasonably request (other than additional opinions of counsel). Each of the Closing certificates of Buyer and Parent, dated as of the Closing Date, duly executed by the secretary of Buyer and Parent, respectively, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Buyer or Parent in connection herewith; (b) the resolutions adopted by Buyer’s and Parent’s boards of directors authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; and (c) Buyer’s and Parent’s respective certificates of incorporation and by-laws.

7.3.4 Material Adverse Effect. Since the date hereof, Parent shall not have suffered a Buyer Material Adverse Effect.

7.3.5 Payment of Purchase Price. Buyer shall have tendered the Initial Purchase Price pursuant to Section 2.2.2 (a).

ARTICLE 8

SURVIVAL OF REPRESENTATIONS AND COVENANTS

8.1 The Company’s and Sellers’ Representations and Covenants. All representations and warranties made by the Company and Sellers in this Agreement, or any certificate or other writing delivered by the Company, Sellers or any of their Affiliates pursuant hereto or in connection herewith, shall survive the Closing and any investigation at any time made by or on behalf of Buyer or Parent and shall terminate on the 184th day after the first Closing Date Anniversary, except that (a) Buyer Indemnified Party claims pending on such date shall continue until resolved and (b) the representations and warranties in Sections 3.2, 3.12 and 3.13, which shall survive until the expiration of the applicable statute of limitation for the respective Indemnification Claims, except that Buyer Indemnified Party claims pending on such date in respect of any of such Sections shall continue until resolved. The covenants and other agreements made by the Company or any Seller in this Agreement or any certificate or other writing delivered by the Company or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Buyer or Parent until the expiration of the applicable statute of limitations.

8.2 Buyer’s Representations and Covenants. All representations and warranties made by Buyer or Parent in this Agreement or any certificate or other writing delivered by Buyer, Parent or any of their respective Affiliates pursuant hereto or in connection herewith shall survive the Closing until the 184th day after the first Closing Date Anniversary, except that Company or Sellers claims pending on such date shall continue until resolved. The covenants and other agreements made by Buyer or Parent in this Agreement or any certificate or other writing delivered by the Buyer or Parent pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the Company or Sellers until the expiration of the applicable statute of limitations.

ARTICLE 9

OTHER PROVISIONS

9.1 Termination

9.1.1 Termination Events. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:

(a) by mutual consent of Buyer and the Company;

(b) by Buyer if there has been a breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement on the part of the Company or any Seller and such breach has not been cured within 10 Business Days after notice to the Company (provided that neither Buyer nor Parent is in material breach of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured with such 10 Business Days) such that the conditions set forth in Section 7.2.1 or Section 7.2.2, as the case may be, will not be satisfied;

(c) by the Company if there has been a breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement on the part of Buyer or Parent, and such breach has not been cured within 10 Business Days after notice to Buyer (provided, that neither the Company nor any Seller is in material breach of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured within such 10 Business Days) such that the conditions set forth in Section 7.3.1 or Section 7.3.2, as the case may be, will not be satisfied;

(d) by any Party hereto if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transactions; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity which would make consummation of the Transaction illegal or which would prohibit Buyer’s or Parent’s ownership of the Shares or operation of the Company, or compel Buyer or Parent to dispose of or hold separate all or a material portion of the business or assets of the Company, Buyer or Parent as a result of the Transactions; or

(e) by any Party if the Closing shall not have been consummated by 90th day after the date hereof, provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

9.1.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1.1, all of the obligations of the Parties under this Agreement shall terminate, except for such obligations under Sections 6.5 and 6.13. Notwithstanding the immediately preceding sentence, termination of this Agreement pursuant to either Section 9.1.1(b) or (c) shall neither limit or impair any remedies that a Party may have with respect to a misrepresentation or inaccuracy in, or breach of, any representations, warranties, agreements, covenants or obligations hereunder by another Party before the Closing, nor release any Liability that a Party may have with respect to a misrepresentation or inaccuracy in, or breach of, any representations, warranties, agreements, covenants or obligations of such Party hereunder before the Closing.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if sent by facsimile, delivered by hand, sent by a reputable nationwide courier service, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) and shall be deemed given on the date on which the facsimile is machine verified as received, so hand-delivered or on the third business day following the date on which so mailed or sent:

To Buyer or Parent:
ICF International, Inc.
9300 Lee Highway
Fairfax, Virginia 22031-1207
Attention: Alan Stewart, Chief Financial Officer
Fax: 703-934-3740

with copy to (which shall not constitute notice):

Judith B. Kassel
Executive Vice President & General Counsel
ICF International, Inc.
9300 Lee Highway
Fairfax, VA 22031-1207
Fax: 703-934-3675

To Sellers:

Verl B. Zanders
16825 Harbour Town Dr.
Silver Spring, MD 20905
Fax: 301-476-9865

John C. Smith
14227 Masterpiece Lane
North Potomac, MD 20878
Fax: 301-294-7974 (call this number prior to faxing)
Fax: 301-315-2803 (fax to both fax numbers)

Paul H. Tardiff
21713 Mobley Farm Drive
Laytonsville, MD 20882
Fax: 301-258-2981 (please call this number prior to faxing)

To the Company before Closing:

Z-TECH Corporation
1803 Research Boulevard, Suite 301
Rockville, Maryland 20850
Attention: Verl B. Zanders, Chairman and Chief Executive Officer
Fax: 301-315-2803

To Sellers Representative:

John C. Smith
14227 Masterpiece Lane
North Potomac, MD 20878
Fax: 301-294-7974 (call this number prior to faxing)
Fax: 301-315-2803 (fax to both fax numbers)

with copy to (which shall not constitute notice):

Greenberg Traurig, LLP
1750 Tysons Blvd, Suite 1200
McLean, Virginia 22102
Attention: Jeffrey R. Houle
Fax: 703-714-8336

9.3 Entire Agreement. Unless otherwise herein specifically provided, this Agreement, including the Schedules and Exhibits, and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including the letter of intent dated May 22, 2007 among Parent, the Company and Sellers, as amended. Each Party acknowledges that, in entering this Agreement and consummating the Closing, such Party is not relying on any representation, warranty, covenant, obligation or agreement not expressly stated in this Agreement or in the certificates of or agreements among the Parties contemplated by or referred to herein.

9.4 Assignability. This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the Parties hereunder shall be assigned or delegated without the consent of all Parties, except that Buyer and Parent may assign its rights to indemnification hereunder to one or more of its lenders.

9.5 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.6 Specific Performance. The Parties acknowledge that damages alone may not adequately compensate a Party for violation by another Party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under Applicable Laws, any Party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other Party hereunder, including the right to enforce specifically the terms and conditions of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

9.7 Joint and Several Liability. Notwithstanding anything herein to the contrary, for all purposes of this Agreement, each Seller agrees that he or it shall be deemed to have made herein all of the representations and warranties made by the other Seller herein or otherwise pursuant hereto and is jointly and severally liable for the obligations, agreements and covenants of the other Seller herein. Parent agrees that it shall be jointly and severally liable for the representations, warranties, obligations, agreements and covenants of Buyer hereunder.

9.8 U.S. Currency. All amounts payable hereunder shall be paid in United States dollars.

9.9 Governing Law. This Agreement shall take effect and shall be construed as a contract under the laws (excluding conflict of law rules and principles) of the Commonwealth of Virginia.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

9.11 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Laws, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice of demand as provided in this Agreement or the documents referred to in this Agreement.

[The Signature Page follows this page.]

IN WITNESS WHEREOF, the Parties have duly executed this Share Purchase Agreement under seal as of the date first above written.

ICF International, Inc.,
a Delaware corporation

By	/s/ Sudhakar Kesavan
Sudhakar Kesavan Chairman, Chief Executive Officer and President

ICF Consulting Group, Inc.,
a Delaware corporation

By	/s/ Sudhakar Kesavan
Sudhakar Kesavan Chairman, Chief Executive Officer and President

Verl B. Zanders

/s/ Verl B. Zanders

John C. Smith

/s/ John C. Smith

Paul H. Tardif

/s/ Paul H. Tardif

Z-TECH Corporation,
a Maryland corporation

By	/s/ Verl B. Zanders
Verl B. Zanders
Chief Executive Officer and President

John C. Smith,
as Sellers Representative

By	/s/ John C. Smith
John C. Smith